AGREEMENT MADE BETWEEN PANARCTIC OILS LTD.

                       AND CANADA SOUTHERN PETROLEUM LTD.

                                TABLE OF CONTENTS

CLAUSE NO.                                                              PAGE NO.

        1         INTERPRETATION..................................          1

        2         OPERATIONS......................................          3

        3         ASSIGNMENT TO FARMEE............................          4

        4         FARMEE'S UNDERTAKING TO MAINTAIN
                  PERMITS.........................................          4

        5         ASSUMPTION OF SEISMIC COMMITMENTS
                  BY FARMEE FOR FARMOR............................          5

        6         FARMEE'S DRILLING PROGRAM.......................          6

        7         SUPPLYING INFORMATION TO FARMOR.................          7
        8         RIGHT OF CONVERSION BY FARMOR TO
                  NET CARRIED INTEREST............................          8

        9         WELL PROPOSALS..................................          9

       10         HEMBDT OVERRIDE.................................          9

       11         FORCE MAJEURE...................................         10

       12         FURTHER ASSURANCES..............................         10

       13         WAIVER..........................................         10

       14         ENTIRE AGREEMENT................................         10

       15         MISCELLANEOUS...................................         11

       16         CONFORMANCE WITH LAWS...........................         11

       17         TITLE...........................................         11

CLAUSE NO.                                                              PAGE NO.

       18         NOTICES.........................................         12

       19         INDEMNIFICATION BY FARMEE.......................         12

       20         SURFACE RIGHTS..................................         12

       21         PERFORMANCE OF PERMITS BY FARMEE................         13

       22         DEFAULT.........................................         13

       23         PERPETUITIES....................................         14

       24         PAYMENT OF ACCOUNTS.............................         14

       25         ASSIGNMENT BY THE FARMEE........................         14

       26         AREA OF COMMON INTEREST.........................         16

         THIS AGREEMENT dated this 28th day of January, A.D. 1972 BETWEEN:

                   CANADA SOUTHERN PETROLEUM LTD., a
                   body corporate, having an office in the City of Calgary, in the Province of Alberta, (hereinafter called the "Farmor")

                                                   OF THE FIRST PART

AND:

                   PANARCTIC OILS LTD., a body corporate
                   incorporated under the laws of Canada and having its principal place of business in the City of Calgary, in the Province of Alberta, (hereinafter called the "Farmee")

                                                   OF THE SECOND PART


         WHEREAS the Farmor is the holder of the Permits (as hereinafter defined) subject to the "Hembdt override" (as hereinafter defined); and

         WHEREAS the Farmee desires to acquire an interest in the Permits from the Farmor subject to the terms and provisions of this Agreement;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the covenants and agreements of the parties hereto in this Agreement set forth, the parties hereto do hereby covenant and agree as follows:

1.       INTERPRETATION

         (a) In this Agreement, including the recitals and this clause, unless the context otherwise requires:

                  (i) "the lands" means the lands set forth and described and from time to time remaining in Schedule "A" attached to and made part of this Agreement and includes the right to recover petroleum substances within such lands;

                  (ii) "the Permits" means the Oil and Gas Exploratory Permits more particularly described in said Schedule "A" hereto (and includes any Leases selected therefrom) but insofar only as such Permits comprise the lands; Permits include all leases or other instruments conferring petroleum substances rights granted or to be granted pursuant to the laws of Canada, directly or indirectly, out of or in relationship to said Permits as set forth in Schedule "A", or any extension, variation or renewal thereof or in substitution therefore, or in substitution for any part thereof as a result of the holding of said Permits;

                  (iii) "Block I", "Block II", "Block III", "Block IV", "Block V", "Block VI", and "Block VII", respectively, means those portions of the Permits and lands so designated under each of such respective Blocks in said Schedule "A";

                  (iv) "Petroleum Substances" means the substances which Farmor has the right to explore for or recover from the lands by virtue of the Permits, and where the context so requires, may mean any one or more of such substances.

                  (v) "Spacing Unit" means the area prescribed for or allocated to a well by or under the Regulations for the purpose of drilling for or producing petroleum substances or, if no area is so prescribed or allocated, means one section as defined in the Canada Oil and Gas Land Regulations;

                  (vi) "Operating Agreement" means that Operating Procedure attached to and made part of this Agreement as Schedule "B", which Operating Agreement becomes effective in the manner and on the terms provided for in this Agreement and requires no further execution to be effective;

                  (vii) "Hembdt Override" means the 1.5625% gross override royalty interest and rights held by Misses Mildred and Ethel Hembdt, as trustees in the Permits;

                  (viii) "Regulations" means the statutes, ordinances, laws, governmental orders, regulations, rules and directions from time to time purporting to be in force and applicable to the Lands, the Permits and the petroleum substances or the operations contemplated by this Agreement.

         (b) The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

         (c) Whenever the plural or masculine or neuter is used in this Agreement, the same shall be construed as meaning singular or feminine or body politic or corporate and vice versa where the context so requires.

         (d) If any term or condition of this Agreement conflicts with the term or condition of the Permits then such term or condition in the Permits shall prevail and this Agreement shall be deemed to be modified accordingly.

2.       OPERATIONS

         (a) All operations by Farmee pursuant to this Agreement shall be at Farmee's sole risk and expense unless the contrary is specifically stated.

         (b) All operations by Farmee pursuant to this Agreement shall be conducted in a lawful manner and in accordance with good oilfield practice.

3.       ASSIGNMENT TO FARMEE

         (a) Forthwith upon the execution of this Agreement, Farmor shall execute and deliver to Farmee, registrable assignment Agreements respecting the Permits sufficient to register the Permits in the name of the Farmee and will also deliver the original Permits to Farmee (said registration to be at Farmee's sole cost and expense);

         (b) Upon receipt of the said assignments, Farmee agrees that it shall hold the Permits subject to the Hembdt override in trust for the parties hereto subject to the terms of this Agreement and of the Operating Agreement on the following percentage interests, namely:

                               Farmor             50%
                               Farmee             50%

Farmee shall not encumber or dispose of all or any part of the Permits so held in trust without the written consent of the Farmor or without being entitled or required to do so under the other provisions of this Agreement.

4.       FARMEE'S UNDERTAKING TO MAINTAIN PERMITS

         (a) Farmee undertakes to apply sufficient allowable expenditures or cash to the Permits from time to time as required in order to maintain the Permits in good standing up to the anniversary date of each respective Permit falling due in the year 1977 at no cost to Farmor;

         (b) In the event Farmee desires to surrender any Permit, lease or portion of either constituting a part of the properties in 1977 or any time thereafter, Farmee shall notify Farmor at least sixty (60) days in advance of the next ensuing anniversary date of such Permit and/or lease. Farmor will thereupon notify Farmee within thirty (30) days following receipt of such notice whether or not Farmee elects to join in the release of such lease or Permit. In the event Farmor does not within said period of time elect to join in the release of said properties Farmee shall reassign said properties described in its notice to Farmor. Farmee will likewise insure that there are sufficient allowable expenditures or cash on any Permit or lease which is to be reassigned to maintain the property in good standing for a period not less than one year from the date of reassignment. Said assignment of such Permits or leases shall be a form satisfactory for registration, free and clear of encumbrances and exceptions other than those set forth in paragraph 10 and the responsibility, cost and expense of registering such assignment of Permits and leases shall be borne solely and exclusively by Farmor.

5.       ASSUMPTION OF SEISMIC COMMITMENTS BY FARMEE FOR FARMOR

         (a) Farmee agrees to assume the seismic commitments arranged by Farmor prior to entering into this Agreement, as follows:

                  (i) 150 miles of marine reflection seismic on Block V to be shot by Kenting Limited at an agreed price of $550.00 per mile, with a total expenditure commitment of $82,500.00;

                  (ii) 250 miles of reflective seismic and gravity meter surveys in the area of Cameron and Vanier Islands to be shot by Polar Quest, survey 727 A, with a total commitment not exceeding $68,750.00;

                  (iii) letter from Department of Energy, Mines and Resources dated November 2, 1971 and Farmee's response dated November 15, 1971. PROVIDED THAT the total commitment assumed by Farmee under the three contracts shall not exceed the sum of $201,250.00.

         (b) Farmee shall have the right to make any changes or alterations in the seismic program referred to in subclause (a) hereof, PROVIDED THAT Farmor is relieved of its obligations respecting participation in these programs. All allowable expenditures and the benefits accruing from participation in the aforesaid survey programs shall accrue to Farmee.

6.       FARMEE'S DRILLING PROGRAM

         Farmee has agreed with Farmor to cause a drilling program to be conducted in the vicinity of the Permits, consisting of the following:

         (a) If seismic work conducted during the Spring of 1972 establishes a drill site on Permit No. 484, 200 or more feet structurally higher than the Hecla J-60 then a well will be commenced not later than the Fall of 1973 and drilled to a depth of 5,000 feet, to Paleozoic formation or production whichever occurs first.

         (b) A well in the Drake Point area west of Block V at a location of Farmee's choice to be commenced on or before the first day of April, 1974.

         (c) A well on a location of Farmee's choice on the Isachsen Penninsula on Ellef Ringnes Island east of Block I to be commenced on or before the first day of October, 1973.

         (d) Additional seismic will be conducted on Permit No. 688 during 1972 on the Louise Anticline and if 300 feet or more of structural closure is established at 8,000 feet or a shallower depth then a well at a location of Panarctic's choice will be commenced by the Spring of 1974 and drilled to test the stratigraphic equivalent of the gas productive sand found in the Kristoffer Bay G-06 and King Christian D-18A wells.

7.       SUPPLYING INFORMATION TO FARMOR

         (a) Farmee shall supply immediately Farmor with all information acquired by it from work performed on the Permits or off permit work that is part of a program conducted on the Permits. Farmor shall not be obligated to participate in the costs of any exploratory work (excluding drilling) on the Permits up to the anniversary date of the respective Permits in 1977. Notwithstanding that Farmor may not be participating in the cost of such exploratory work other than drilling, as aforesaid, Farmor shall nevertheless be entitled to receive from Farmee copies of all basic data (exclusive of interpretation) derived therefrom, provided that the provisions of clause 33 of the Operating Agreement shall be deemed to be applicable thereto.

         (b) The parties acknowledge that by virtue of the provisions of agreements with other companies in which Farmee is a party, the Farmee may be unauthorized to provide exploratory information on any lands adjoining the Permits.

         (c) Farmor has the right to request and Farmee shall have the obligation subject to clause 7(b) to give information on off permit work conducted by Panarctic or on its behalf that affects the value of Canada Southern's interest in any of the Permits hereunder or in the Permits covered by the previous agreement dated June 30, 1966, as amended, wherein Canada Southern and Panarctic are the parties; the information to be given on the following basis:

                  (i) Not more frequently than sixty (60) day periods and on a three (3) day notice.

                  (ii) Panarctic can withhold information that is less than two (2) weeks old.

                  (iii) Information to be given on a verbal basis and between appropriate technical staff members of each company.

         (d) Farmee shall use its best effort to immediately supply Farmor with the technical information received under 5(a).

8.       RIGHT OF CONVERSION BY FARMOR TO NET CARRIED INTEREST

         (a) The right of conversion reserved to the Farmor under the provisions of this clause may be exercised as to any one or more of the Blocks described in Schedule "A" hereto.

         (b) Subject to clause 9 hereof, the Farmor shall be entitled by notice in writing to Farmee given at any time prior to the earliest anniversary date in 1977 of any permit in said Block to convert its 50% working interest to a 30% net carried interest in any Block or Blocks. The provisions of Schedule "C" hereto (Carried Interest Procedure) shall apply to such Block or Blocks so converted.

         (c) The effective date for conversion of the rights of the Farmor's interest from a working interest to a carried interest shall be the date on which notice is given by the Farmor as aforesaid.

         (d) Upon the effective date of any such conversion, then the provisions of Schedule "C" shall apply to the Block or Blocks with respect to which such conversion is effected whereupon the provisions of Schedule "B" (Operating Agreement) shall have no application to such Block or Blocks, except as provided in Schedule "C".

9.       WELL PROPOSALS

         If Farmee proposes a well on any Block on which Farmor has not elected to convert its interest to a carried interest, pursuant to Clause 8 hereof, and prior to the final date for election to so convert Farmor shall, notwithstanding the provisions of Clause 8 hereof, exercise its right to elect to convert its interest in the Block on which the well is proposed to be drilled to a thirty (30%) percent carried interest within thirty (30) days of the date of receipt of notice proposing the well. If Farmor fails to elect to so convert within the said thirty (30) day period, it will have no further right to elect on such Block and such Block shall continue to be subject to the Operating Agreement.

10.      HEMBDT OVERRIDE

         (a) The parties acknowledge that the Permits are subject to the Hembdt override, and the Farmor and Farmee shall proportionately assume their respective share of the Hembdt override on all Permits remaining subject to the Operating Agreement which is hereby charged to the joint account under the Operating Agreement. If Farmor elects to convert its working interest to a carried interest pursuant to the provisions of clause 8 hereof, then with respect to those Permits in which the interest has been so converted, Farmee shall pay the Hembdt royalty and all sums so paid shall be expenses chargeable to the carried interest account.

         (b) Farmor shall supply Farmee forthwith upon the execution of this Agreement with the agreement or other documents setting forth the particulars of the Hembdt override.

11.      FORCE MAJEURE

         No party sha1l be deemed to be in default in respect of nonperformance of its obligations under this Agreement if and so long as its nonperformance is due to strikes, lockouts, fire, tempest, or acts of God of the Queen's enemies, or any other cause (whether similar or dissimilar to those enumerated) beyond its control, but lack of finances shall in no event be deemed to be a cause beyond a party's control; and in the case of any obligation contained in a Permit, the rights of the parties hereto with respect to force majeure shall not exceed those granted to the Permitee named therein.

12.      FURTHER ASSURANCES

         Each of the parties hereto shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

13.      WAIVER

         No waiver on behalf of either party hereto of any breach of any of the covenants and provisions in this Agreement contained, whether negative or positive in form, shall take effect or be binding upon such party, unless the same be expressed in writing, and any waiver so expressed shall not limit or affect such party's rights with respect to any other of future breach.

14.      ENTIRE AGREEMENT

         The terms of this Agreement express and constitute the entire agreement between the parties, and no implied covenant or liability of any kind on Farmor's or Farmee's part is created or shall arise by reason of these presents or anything in this Agreement contained.

 15.     MISCELLANEOUS

         (a) All terms and provisions of this Agreement shall run with and be binding upon the lands during the term of this Agreement.

         (b) Time is of the essence of this Agreement.

         (c) Subject to the terms of this Agreement, this Agreement shall enure to the benefit of and be binding upon the parties hereto, their successors and assigns.

16.      CONFORMANCE WITH LAWS

         This Agreement and the respective rights and obligations of the parties hereunder shall be subject to all applicable laws, rules, regulations and orders of governmental authorities, Federal, Territorial and Municipal, and in the event this Agreement or any provision hereof, or the operations or any matter contemplated hereby, is found to be inconsistent with or contrary to any such law, rule, regulation or order, the latter shall be deemed to control, and this Agreement shall be regarded as modified accordingly, and as so modified shall continue to full force and effect.

17.      TITLE

         Farmor represents and warrants that it is the holder of the Permits and that such Permits are presently in good standing and as of the date hereof Farmor has not assigned, conveyed, mortgaged or hypothecated its interest in the Permits and warrants that it holds the Permits free and clear of all encumbrances, except the Hembdt override.

         Except as above provided, the Farmor does not warrant title, nor does it convey, purport, promise or agree to convey, to Farmee any better or greater right, title or interest in and to any of the Lands than those which it now has by virtue of the Permits.

18.      NOTICES

         The addresses for service of the parties hereto shall be as follows:

PANARCTIC OILS LTD.,                             CANADA SOUTHERN PETROLEUM LTD.,
P.O. Box 190,                                    Fifth Floor,
703 - 6th Avenue S.W.,                           505 - 8th Avenue S.W.,
CALGARY 2, Alberta                               CALGARY 2, Alberta

Any party from time to time may change its address for service by giving written notice to the other. Any notice may be served by mailing the same, by registered post, postage prepaid, in a properly addressed envelope addressed to the party to whom the notice is to be given at such party's stated address for service and if mailed in the Province of Alberta, any such notice so served shall be deemed to be given to and received by the addressee on the second business day after the mailing thereof.

19.      INDEMNIFICATION BY FARMEE

         Farmee shall indemnify the Farmor against all actions, suits, claims, costs and demands which may be brought against or suffered by the Farmor by reason of any matter or thing arising out of or in any way attributable to any operations carried on by Farmee, its servants, agents or employees, on the Lands prior to right of conversion (paragraph 8) by Farmor.

20.      SURFACE RIGHTS

         Farmee shall acquire all necessary licenses, surface rights and rights-of-way, including without limitation the exploratory licenses required under the provisions of the Regulations for the purpose of work at its sole cost, risk and expense.

21.      PERFORMANCE OF PERMITS BY FARMEE

         Except as otherwise provided in this Agreement, Farmee shall, as of the date of this Agreement, assume, carry out, observe and perform all the obligations of the Permittee contained in the Permits and, in the event of Farmee's failure so to do, Farmee shall at all times indemnify Farmor against all actions, proceedings, claims and demands, costs, damages and expenses which may be brought or made against it or which it may sustain, pay or incur by reason of such failure, including in such indemnity any and all sums paid by Farmor pursuant to a bona fide settlement made with any claimant having a claim arising out of or consequent upon any such failure.

22.      DEFAULT

         Should Farmee make any default in any term, covenant or condition of this Agreement or of any Permit and Farmee does not commence to remedy such default within thirty (30) days after notice thereof in writing has been given to it by Farmor and does not thereafter continue with reasonable diligence, then Farmor may, by notice in writing to Farmee, cancel and determine the conveyance and the entire interest of Farmee under this Agreement, and it shall be lawful for Farmor, into and upon the lands (or any part thereof in the name of the whole), to re-enter and the same to have again, repossess and enjoy. The rights hereby granted to Farmor shall be in addition to and not in substitution for any other right or remedy which Farmor may have under this Agreement, and specifically the exercise of such rights shall not serve to deprive Farmor either wholly or partially of any other right or remedy including damages and indemnity.

23.      PERPETUITIES

         Notwithstanding anything in this Agreement elsewhere contained or implied, any right or any party to acquire any interest from any other party shall cease, terminate and be at an end not later than the expiration of 21 years after the death of the last surviving lawful descendant now living of His Late Majesty, King George VI.

24.      PAYMENT OF ACCOUNTS

         Farmee shall

         (a) pay, when they become due and payable, all claims for wages or salaries for service rendered or performed and for materials supplied on, to or in respect of the Lands;

         (b) permit no mechanic's or other lien of any nature whatsoever to be registered or filed against the Lands, the Permits, or any well thereon, unless there be a bona fide dispute respecting such claim or account;

         (c) permit no claims of, or dues to, or on behalf of the Workmen's Compensation Board to become in arrears.

25.      ASSIGNMENT BY THE FARMEE

         (a) This Agreement may be assigned or transferred by Farmee as a whole, but no such assignment or transfer shall be valid until written notice thereof has been delivered to Farmor, together with a written and enforceable assumption by Farmee's assignee or transferee of the obligations of Farmee under this Agreement.

         (b) No assignment or transfer of any interest, other than the interest contemplated by subclause (a) of this clause, or grant of any equitable interest in this Agreement, the Permits, the lands, or any portion thereof, by Farmee shall be valid unless Farmee delivers to Farmor a written notice thereof and any such transaction shall be subject to this Agreement and, in particular, to the following conditions:

                  (i) Farmee shall continue to remain solely liable for the performance of the obligations and liabilities set forth in this Agreement;

                  (ii) Farmor shall continue to deal exclusively with Farmee under this Agreement and, without restricting the generality of the foregoing, all notices to or from Farmee required under this Agreement shall only be forwarded to and accepted from Farmee and Farmor shall neither honor notices from nor give notice to Farmee's assignee or grantee;

                  (iii) Farmor shall never be obliged to deal with more than one party under this Agreement and should Farmee at some future date, assign or otherwise alienate its entire interest in this Agreement, the Permits and the lands, or any portions thereof, Farmor shall have the option of choosing the interest holder with which they wish to deal;

                  (iv) any person acquiring an interest by way of a mortgage, pledge or hypothecation, including the granting of security to a chartered bank pursuant to Section 82 of the Bank Act of Canada, shall, on any reali1zation of the security afforded thereby, deliver to Farmor a written and enforceable assumption of the obligations of Farmee under this Agreement as they relate to the interest so acquired.

         (c) Any notice from Farmee under this clause shall be accompanied by original or photostatic copies of all instruments evidencing the transaction concerned.

26.       AREA OF COMMON INTEREST

         The provisions of Clause 38 of the Operating Procedure (Schedule B) shall apply from the date of this Agreement until the Operating Procedure becomes effective.

         IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.


                                         PANARCTIC OILS LTD.


                                         ---------------------------------------
                                         Vice-President Land and Administration

                                         ---------------------------------------
                                                        Treasurer


                                         CANADA SOUTHERN PETROLEUM LTD.


                                         ---------------------------------------
                                                        President

                                         ---------------------------------------
                                                        Director

THIS IS SCHEDULE "A" to Agreement made as of the 28th day of January, 1972, between PANARCTIC OILS LTD. and CANADA SOUTHERN PETROLEUM LTD.

Block          Permit Number               Date of Issuance                         Location                              Acreage

    I             A-3784                  November 27, 1968                  78(degree)50',105(degree)30'                 50,099
                  A-3785                  November 27, 1968                  78(degree)50',106(degree)00'                 50,099
                  A-3786                  November 27, 1968                  78(degree)50',106(degree)30'                 50,099
                  A-3787                  November 27, 1968                  78(degree)50',107(degree)00'                 50,099
                  A-3788                  November 27, 1968                  78(degree)50',107(degree)30'                 50,099
                  A-3789                  November 27, 1968                  78(degree)50',108(degree)00'                 50,099
                  A-3790                  November 27, 1968                  78(degree)50',108(degree)30'                 50,099
                  A-3791                  November 27, 1968                  78(degree)50',109(degree)00'                 50,099
                  A-3796                  November 27, 1968             W1/2 79(degree)10',105(degree)30'                 24,316
                  A-3797                  November 27, 1968                  79(degree)10',106(degree)00'                 48,633
                  A-3798                  November 27, 1968                  79(degree)10',106(degree)30'                 48,633
                  A-3799                  November 27, 1968                  79(degree)00',105(degree)30'                 49,366
                  A-3800                  November 27, 1968                  79(degree)00',106(degree)00'                 49,366
                  A-3801                  November 27, 1968                  79(degree)00',106(degree)30'                 49,366
                  A-3802                  November 27, 1968                  79(degree)00',107(degree)00'                 49,366
                  A-3803                  November 27; 1968                  79(degree)00',107(degree)30'                 49,366
                  A-3804                  November 27, 1968                  79(degree)00',108(degree)00'                 49,366
                  A-3806                  November 27, 1968                  79(degree)00',108(degree)30'                 49,366
                  A-3817                  November 27, 1968             W1/2 79(degree)20',105(degree)30'                 23,950
   II             A-3780                  November 27, 1968             N1/2 78(degree)10',112(degree)00'                 26,420
                  A-3781                  November 27, 1968             N1/2 78(degree)10',112(degree)30'                 26,420
                  A-3782                  November 27, 1968             N1/2 78(degree)10',113(degree)00'                 26,420
                  A-3783                  November 27, 1968             N1/2 78(degree)10',113(degree)30'                 26,420
   III            A-3248                  October 8, 1968                    77(degree)30',114(degree)00'                 55,938
                  A-3249                  October 8, 1968                    77(degree)30',113(degree)30'                 55,938
                  A-3250                  October 8, 1968                    77(degree)30',113(degree)00'                 55,938
                  A-3251                  October 8, 1968                    77(degree)20',113(degree)30'                 56,666
                  A-3252                  October 8, 1968               N1/2 77(degree)20',113(degree)00'                 28,242

Block          Permit Number               Date of Issuance                         Location                              Acreage

   III            A-3253                  October 8, 1968                    77(degree)20',112(degree)30'                 56,666
                  A-3254                  October 8, 1968               S1/2 77(degree)20',112(degree)00'                 28,424
                  A-3255                  October 8, 1968               S1/2 77(degree)20',111(degree)30'                 28,424
                  A-3256                  October 8, 1968                    77(degree)10',112(degree)00'                 57,392
                  A-3257                  October 8, 1968                    77(degree)10',111(degree)30'                 57,392
                  A-3258                  October 8, 1968               S1/2 77(degree)20',111(degree)00'                 28,424
                  A-3259                  October 8, 1968                    77(degree)20',110(degree)30'                 56,666
   IV             A-2715                  August 7, 1968                W1/2 76(degree)20',110(degree)30'                 30,510
                  A-2716                  August 7, 1968                     76(degree)20',111(degree)00'                 61,021
                  A-2717                  August 7, 1968                     76(degree)20',111(degree)30'                 61,021
                  A-2718                  August 7, 1968                W1/2 76(degree)30',110(degree)30'                 30,148
                  A-2719                  August 7, 1968                     76(degree)30',111(degree)00'                 60,296
                  A-2720                  August 7, 1968                     76(degree)30',111(degree)30'                 60,296
                  A-2721                  August 7, 1968                     76(degree)30',112(degree)00'                 60,296
                  A-2722                  August 7, 1968                N1/2 76(degree)30',112(degree)30'                 30,057
                  A-2723                  August 7, 1968                     76(degree)40',112(degree)00'                 59,571
                  A-2724                  August 7, 1968                     76(degree)40',112(degree)30'                 59,571
                  A-2725                  August 7, 1968                     76(degree)40',113(degree)00'                 59,571
                  A-2726                  August 7, 1968                E1/2 76(degree)40',113(degree)30'                 29,785
                  A-3130                  September 19, 1968                 76(degree)40',111(degree)30'                 59,571
                  A-3131                  September 19, 1968                 76(degree)40',111(degree)00'                 59,571
                  A-3132                  September 19, 1968            W1/2 76(degree)40',110(degree)30'                 29,785
                  A-3124                  September 19, 1968                 77(degree)10',106(degree)30'                 57,392
                  A-3125                  September 19, 1968                 77(degree)10',106(degree)00'                 57,392
                  A-3126                  September 19, 1968                 76(degree)40',107(degree)00'                 59,571
                  A-3127                  September 19, 1968                 76(degree)40',106(degree)30'                 59,571
                  A-3128                  September 19, 1968                 76(degree)40',106(degree)00'                 59,571
                  A-3129                  September 19, 1968                 76(degree)40',105(degree)30'                 59,571
                  A-3133                  September 19, 1968                 76(degree)30',106(degree)30'                 60,296
                  A-3134                  September 19, 1968                 76(degree)30',106(degree)00'                 60,296

Block          Permit Number               Date of Issuance                         Location                              Acreage

   IV             A-3135                  September 19, 1968                 76(degree)30',105(degree)30'                 60,296
                  A-3136                  September 19, 1968            W1/2 76(degree)30',105(degree)00'                 30,148
                  A-3137                  September 19, 1968                 76(degree)50',106(degree)30'                 58,846
    V             A-3138                  September 19, 1968                 76(degree)50',107(degree)00'                 58,846
                  A-3139                  September 19, 1968            E1/2 76(degree)50',107(degree)30'                 29,423
                  A-3260                  October 8, 1968                    77(degree)00',107(degree)00'                 58,120
                  A-3261                  October 8, 1968               E1/2 77(degree)00',107(degree)30'                 29,060
   VI             A-3807                  November 27, 1968                  79(degree)30',96(degree)00'                  47,167
                  A-3808                  November 27, 1968                  79(degree)40',96(degree)00'                  46,434
                  A-3809                  November 27, 1968                  79(degree)40',96(degree)30'                  46,434
                  A-3810                  November 27, 1968                  79(degree)40',97(degree)00'                  46,434
                  A-3811                  November 27, 1968                  79(degree)40',97(degree)30'                  46,434
                  A-3812                  November 27, 1968                  79(degree)50',96(degree)30'                  45,699
                  A-3813                  November 27, 1968                  79(degree)50',97(degree)00'                  45,699
                  A-3814                  November 27, 1968                  79(degree)50',97(degree)30'                  45,699
                  A-3815                  November 27, 1968             W1/2 80(degree)00',100(degree)00'                 22,482
                  A-3816                  November 27, 1968             W1/2 80(degree)10',100(degree)00'                 22,114
   VII            A-3792                  November 27, 1968             W1/2 78(degree)50',101(degree)30'                 25,049
                  A-3793                  November 27, 1968             N1/2 78(degree)50',102(degree)00'                 24,958
                  A-3794                  November 27, 1968             N1/2 78(degree)50',102(degree)30'                 24,958
                  A-3795                  November 27, 1968                  79(degree)20',102(degree)30'                 47,901

                                 THIS IS SCHEDULE "B" to Agreement made as of the 28th day of January A.D. 1972 between PANARCTIC OILS LTD. (herein called "Panarctic") and CANADA SOUTHERN PETROLEUM LTD.
                                 (herein called "Canada Southern")

                                      INDEX
                                      -----

    CLAUSE        TITLE                                                     PAGE
    ------        -----                                                     ----

       1          INTERPRETATION                                              1

       2          PARTICIPATING INTERESTS                                     4

       3          OPERATOR                                                    5

       4          FORECAST OF OPERATIONS                                      5

       5          AUTHORIZATION FOR EXPENDITURES                              5

       6          INDEPENDENT DRILLING AND DEEPENING:

                  I.       Voluntary Operations                               6

                  II.      Obligation Wells                                  11

       7          MAINTENANCE OF THE PERMITS                                 13

       8          GENERAL ACCOUNTING                                         14

       9          ADVANCES                                                   14

      10          OPERATION'S LIEN                                           15

      11          OWNERSHIP OF PRODUCTION                                    15

      12          PRE-COMMENCEMENT INFORMATION TO NON-OPERATOR               17

      13          DRILLING INFORMATION TO NON-OPERATOR                       17

      14          TESTING INFORMATION TO NON-OPERATOR                        18

      15          LOGGING INFORMATION TO NON-OPERATOR                        18

      16          VELOCITY SURVEYS                                           18

      17          COMPLETION INFORMATION TO NON-OPERATOR                     19

    CLAUSE        TITLE                                                     PAGE
    ------        -----                                                     ----

      18          ADDITIONAL TESTS                                           20

      19          ACCOUNTS                                                   20

      20          TESTING AND GAUGING                                        21

      21          OPERATIONAL PRACTICES                                      21

      22          INDEMNITY                                                  22

      23          INSURANCE                                                  23

      24          ABANDONMENT OF WELLS                                       24

      25          SURRENDER                                                  26

      26          CHANGE OF OPERATOR                                         27

      27          LEASE SELECTION                                            29

      28          RESTRICTIONS ON INDEPENDENT DRILLING                       30

      29          TERM OF AGREEMENT                                          30

      30          FORCE MAJEURE                                              31

      31          RELATIONSHIP OF PARTIES                                    31

      32          CONFORMANCE WITH LAWS                                      32

      33          CONFIDENTIAL INFORMATION                                   32

      34          FURTHER ASSURANCES                                         33

      35          OVERRIDING ROYALTIES                                       34

      36          ENCUMBRANCES                                               34

      37          UNITED STATES TAX PROVISION                                35

      38          AREA OF COMMON INTEREST                                    36

      39          ALIENATION                                                 37

      40          PARTITION                                                  37

      41          NOTICES AND ADDRESSES FOR SERVICE                          38

                               OPERATING PROCEDURE


         This Operating Procedure is entered into between and agreed upon by the parties to the Agreement to which this Operating Procedure is annexed as Schedule "B" and each of the said parties shall be a party to this Operating
Procedure and be bound by all of the terms, covenants and conditions hereof as fully and effectively as if named herein as a party and if executed by it.

1.       INTERPRETATION:

         (a) In this Operating Procedure, this clause and the schedules hereto, unless the context otherwise requires:

                  (i) "Accounting Procedure" means the rules, provisions and conditions set forth and contained in Exhibit "A" attached hereto and made a part hereof;

                  (ii)     "affiliate    corporation"    means   a   corporation
                           fulfilling one of the following  requirements:

                           (1) a corporation the majority of whose voting stock is owned by a party hereto;

                           (2) a corporation owning the majority of the voting stock of a party hereto;

                           (3) a corporation the majority of whose voting stock is owned by any other corporation, which other corporation also owns the majority of the voting stock of a party hereto;

                  (iii) "completion costs" with respect to a well means all monies actually expended for acquiring and installing casing left in the hole, (exclusive of surface and intermediate casing), and the cost of acquiring and installing tubing, wellhead and pumping equipment, flowlines, tanks and other related equipment, material and services necessary for preparing such well for the taking of production of petroleum substances therefrom including, but not to restrict the generality of the foregoing, the applicable charges more particularly set forth in the Accounting Procedure;

                  (iv) "drilling costs" means all monies expended, exclusive of completion costs, for drilling and equipping a well for the recovery and taking of production of petroleum substances including, but not to restrict the generality of the foregoing, the applicable charges more particularly set forth in the Accounting Procedure;

                  (v) "Farmout Agreement" means the agreement to which this Operating Procedure is annexed as Schedule "B";

                  (vi) "joint account" or "joint account of the parties" means the record of expenditures, receipts and other financial transactions which is kept by Operator regarding any operations conducted pursuant to this Operating Procedure at the joint risk and expense of the parties;

                  (vii) "the Lands" means the lands, and lands under water, including the geological formations thereunder from time to time made subject to this Operating Procedure pursuant to the provisions of the Farmout Agreement and also includes the petroleum substances within such lands or formations;

                  (viii) "Non-Operator" means any party to this Operating Procedure which is not Operator;

                  (ix)     "Operator"  means   the   party   to  this  Operating
                           Procedure designated as Operator pursuant to the provisions hereof;

                  (x) "operating costs" means all monies necessarily expended, exclusive of drilling and completion costs, to operate a well for the recovery of petroleum substances as more particularly set forth in the Accounting Procedure under the heading of Exploration, Development and Operating Charges;

                  (xi) "the Permits" means the petroleum and natural gas permits and leases, together with any leases issued out of such permits, made subject to this Operating Procedure pursuant to the provisions of the Farmout Agreement, but only insofar as such documents demise the Lands;

                  (xii) "petroleum substances" means the substances to be granted to the holder of the Permits pursuant thereto and only insofar and to the extent the same are granted by Permits;

                  (xiii) "spacing unit" means the area prescribed for or allocated to a well for the purposes of drilling for or producing the petroleum substances, or any of them, by or under any laws, rules, orders or regulations now or hereafter in effect governing the spacing of petroleum and natural gas wells, or either of them.

                  (xiv) "prevailing market price" means the price prevailing in a competitive market in the area of production or, in the absence of such a competitive market, the price prevailing at Montreal, Quebec less reasonable costs of transportation computed back to the area of production.

         The headings of the clauses of this Operating Procedures are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

         (c) Whenever the plural or masculine or neuter is used in this Operating Procedure the same shall be construed as meaning singular or feminine or body politic or corporate and vice versa where the context so requires.

         (d) If any term or condition of this Operating Procedure conflicts with a term or condition of the Permits, then such term or condition in the Permits shall prevail and this Operating Procedure shall be deemed to be modified accordingly. Wherever any term or condition, expressed or implied, of any Exhibit conflicts with or is at variance with any term or condition of this Operating Procedure, the latter shall prevail.

2.       PARTICIPATING INTERESTS:

         Except as otherwise provided herein, the parties to this Operating Procedure shall bear all costs and expenses paid or incurred under this Operating Procedure and shall own the Permits and the Lands, all wells thereon and information obtained therefrom, the equipment pertaining thereto and the petroleum substances produced therefrom in accordance with the following respective undivided shares or interests:

                     Panarctic Oils Ltd.               -    50%

                     Canada Southern Petroleum Ltd.    -    50%

(hereinafter called "participating interests");

3.       OPERATOR:

         Panarctic is hereby designated as Operator of the Lands and, subject to the provisions of this Operating Procedure, shall have the sole and exclusive control and management of all operations hereunder.

4.       FORECAST OF OPERATIONS:

         Operator shall, from time to time at the request of Non-Operator, furnish Non-Operator with a written forecast outlining all operations which it proposes to carry out on the Lands during the forecast period (which shall be no less than Three (3) months and no more than Twelve (12) months), together with the estimated costs thereof. It is specifically understood that such forecasts are for informational purposes only and shall not bind either of the parties to this Operating Procedure.

5.       AUTHORIZATION FOR EXPENDITURES:

         Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifteen Thousand ($15,000.00) Dollars on behalf of the parties hereto, and provided further that the aggregate amount of those expenditures not in excess of Fifteen Thousand ($l5,000.00) Dollars shall not exceed Thirty Thousand ($30,000.00) Dollars in any sixty (60) day period unless the same:

                  (i)      is authorized by agreement of the parties, or

                  (ii)     is  required  to keep the  Permits  in full force and
                           effect  but  not   including   the   drilling  of  an
                           obligation well, or

                  (iii)    is required by any law or regulation, or

                  (iv) is necessary because of an unforeseen contingency endangering the property of the parties, and in the event of any expenditure made under items (ii), (iii) or (iv) above, Operator shall forthwith advise Non-Operator in writing thereof;

         PROVIDED THAT the approval of the parties of a detailed estimate of the cost of the drilling, reworking, deepening or plugging back of any well shall include approval of all necessary expenditures required therefor and for completing, testing and equipping the same, including necessary flowlines, separators and lease tankage.

6.       INDEPENDENT DRILLING AND DEEPENING:

         I.       Voluntary Operations:

(a) Any party (hereinafter called "proposing party") at any time may give written notice (hereinafter called "the proposal notice") to the other party of a proposal to drill a well on the Lands, and the proposal notice shall include the proposed location of the well, the proposed depth of same and a detailed estimate of the cost thereof. If, prior to the expiration of sixty (60) days from receipt of the proposal notice, the other party notifies proposing party in writing of agreement to the drilling of the well in accordance with the proposal notice, Operator shall drill same on the terms set out in the proposal notice and the well shall be deemed to be a well drilled for the joint account of the parties.

(b) If, upon the expiration of sixty (60) days from receipt of the proposal notice, the other party does not agree in writing to the drilling of such well (and failure to advise proposing party shall be deemed non-agreement), proposing party may, prior to the expiration of one hundred and twenty (120) days from receipt of the proposal notice, commence the drilling of such well and thereafter drill same to the proposed depth. If such well is not commenced within the aforesaid one hundred and twenty (120) day period, the well proposed shall not be drilled without a new proposal notice.

(c) Operations pursuant to subclause (b) hereof shall be performed by proposing party and such well shall be drilled, completed, capped or abandoned at the sole risk and expense of proposing party and, if abandoned, the provisions of Clause 24 hereof shall not apply to the other party.

Agreement of 1-1-75:        Exploratory  well defined as  a well 2 or more miles
                            from producing well. Penalty for not participating in exploratory well is 6 N.W.T. sections.

(d) If production of petroleum substances is encountered in such well and the same is capable of such production and is not abandoned, then such well shall be operated by proposing party for its sole account, and all proceeds of production therefrom shall accrue to proposing party until proposing party receives from the proceeds of production from such well Three Hundred (300%) percent of all drilling and completion costs of such well, together with One Hundred (100%) percent of all operating and any other costs incurred with respect to such well subsequent to the "on production" date (as set by the applicable governmental agency) to the date of recoupment by proposing party of such drilling, completion, and operating and other costs (the total of the foregoing costs is hereinafter referred to as "penalty expenses"). All such costs are to be computed and charged in accordance with the Accounting Procedure.

(e) During the period in which proposing party is recouping the penalty expenses, it shall supply to the other party a monthly statement setting forth all costs incurred in the operation of such well, the revenues received from the sale of production therefrom and a current statement each month setting forth a comparison of the total of such revenues to the total of the penalty expenses incurred to such date. If proposing party receives out of the proceeds of production the penalty expenses, it shall, within twenty (20) days of such receipt, give written notice to the other party of its receipt of same, and on or before the expiration of thirty (30) days from receipt of such written notice, the other party shall have the right to advise proposing party in writing of its election to participate in such well. If the other party so elects to participate it shall be deemed to have participated as of the date the penalty expenses were recovered by proposing party. Failure of the other party to advise proposing party in writing within the time hereinbefore specified of its election to participate shall be deemed an election not to participate.

(f)      If the other party elects  to participate in such well  as in subclause
         (e) hereof provided, Operator shall assume operation thereof and the well shall be construed as a well being operated for the joint account of the parties from and after the effective participation date. In such event each party shall participate in the well to the extent of its participating interest.

(g) Until such time as any well drilled pursuant to this clause is abandoned or is operated as a well for the account of both of the parties, as hereinbefore provided, proposing party shall own the well, the equipment pertaining thereto and all production of petroleum substances therefrom excepting production from such well of any petroleum and/or natural gas that is being produced, or that is capable of being produced, from any other well or wells the production from which is attributable to any horizons or formations of that spacing unit on which the well drilled by proposing party is located. At the request of proposing party, the other party shall execute and deliver to proposing party all documents as proposing party may reasonably request to further evidence the foregoing.

(h) Proposing party shall initially pay and bear for its own account all royalties and taxes applicable to the production obtained from a well drilled by it pursuant to this clause, and the other party shall be under no liability whatsoever for same, provided that all royalties so paid shall be first deducted before deducting the penalty expenses.

(i) All wells drilled on the Lands shall be drilled at a rate substantially the same as that prevailing in the area in which the proposed well is to be located.

(j) If proposing party is unable to recover from the proceeds of production the penalty expenses, it shall own all material, equipment and supplies placed or installed by it at its sole expense in the well or on the Lands in connection therewith, but if such material, equipment and supplies have a salvage value, less the estimated cost of salvaging (such value to be determined in accordance with the Accounting Procedure), in excess of the unrecovered amount of the penalty expenses, such excess shall be owned by both parties in proportion to their participating interests.

(k) Proposing party shall indemnify and save harmless the other party from and against all actions, suits, claims and demands whatsoever by any person or persons whomsoever in respect of any loss, injury or damage or obligation to compensate arising out of or connected with the operations carried on by proposing party pursuant to this clause and prior to the operation of such well by Operator for the joint account of the parties.

(l) Proposing party shall supply to the other party, on or before the expiration of ninety (90) days from the rig release date or the on production date of any well drilled by it, whichever is the later, all factual data obtained from such well covering the drilling, testing and completion, capping or abandonment, operations and the other party shall be entitled to have access, after the period hereinbefore specified, to all samples and cores taken from such well.

(m) The foregoing provisions of this clause shall, mutatis mutandis, apply to any deepening, reworking and plugging-back operations, with the under-noted explicit restrictions:

         (i)      Unless  otherwise  mutually  agreed,  no  well  producing,  or
                  capable  of  producing,   petroleum   substances   in   paving
                  quantities shall be deepened, reworked or plugged-back;

         (ii) The period for accepting the proposal notice shall be forty-eight (48) hours when a rig is present on the location;

         (iii) The period for commencing deepening, reworking or plugging-back operations shall be ninety-six (96) hours from receipt of the proposal notice when a rig is present on the location.

         II. Obligation Wells:

         For the purposes of this clause, an obligation well is a well which is required to be commenced and drilled on the Lands under the terms of the Permits or under the terms of any regulations or statutes applicable thereto and that failure to commence and drill the same will result in forfeiture of all or a portion of the Lands.

(a) If a notice of the obligation is given, the party who receives notice of the obligation shall notify the other party hereto of the accrual of an obligation to commence the drilling of an obligation well immediately upon receipt by it of notice or information that such well is required to be commenced. If the parties hereto, within thirty (30) days of both parties having such notice, do not elect to drill such obligation well as a joint account well or either of them do not elect to drill such obligation well pursuant to the provisions of subclause I hereof, the Operator shall forthwith:

         (i) Attempt to secure release ofthe obligation bythe party to whom the obligation is owed; or

         (ii) Attempt by settlement or compromise to make other reasonable arrangements in lieu of drilling the obligation well with the party to whom the obligation is owed; or

         (iii)    Attempt to have the obligation  performed by an outside  party
                  without  privity  to  this   Operating  Procedure  upon  terms
                  agreeable to the parties hereto.

(b) If none of the foregoing alternatives can be agreed upon and put into effect within thirty (30) days of the expiration of the aforesaid thirty (30) day period, and one of the parties hereto desires to drill, the party desiring to drill the said well (hereinafter called the "drilling party") may proceed to do so at its sole cost, risk and expense provided it commences the drilling of such well at least thirty-one (31) days prior to the date upon which the well must be drilled to satisfy the obligation, and continues with due diligence to complete the drilling thereof. Any such well shall conform to the then existing well spacing program. On completion or abandonment of any such well, the party which did not participate in the drilling thereof, shall assign or transfer to the drilling party all of its interest in and to that portion of the Lands which, under the terms of the Permit in question or the applicable regulations or statutes, as the case may be, would have been surrendered or forfeited if such obligation well had not been drilled.

         In the event the period of time between the date that both parties have notice of the requirement to drill the obligation well and the date within which such well must be drilled is less than the period of time allowed above to comply with the foregoing procedures, then each of the thirty (30) day periods referred to above shall be reduced accordingly with a view to maintaining such procedures but decreasing the time limits within which they must be effected.

(c) If neither of the parties hereto is desirous of drilling the obligation well, the parties hereto shall join in taking the steps necessary to surrender those portions of the Lands which are required to be surrendered by the terms of the Permit in question or by the applicable regulations or statutes.

(d) If the obligation may not be avoided by surrender of the Lands in whole or in part and failure to perform the same would support an action for specific performance or damages, then if none of the foregoing provisions apply and if the parties hereto cannot mutually agree upon the nature, location, extent and cost of a program necessary to satisfy such obligation, then notwithstanding anything elsewhere in this Operating Procedure contained, Operator shall have the sole right to determine such program and shall notify the other party hereto in writing of the nature, location, extent and anticipated cost of conducting such program. In such event, and notwithstanding anything elsewhere in this Operating Procedure contained, both parties hereto shall participate in and shall bear their proportionate share of the cost thereof to the same extent as if and to the intent and purpose that such program were in fact conducted by mutual agreement of both parties in accordance with the provisions of this Operating Procedure.

7.       MAINTENANCE OF THE PERMITS:

         Except as otherwise provided in this Operating Procedure, Operator, on behalf of both parties, shall comply with all the expressed and implied covenants and conditions contained in the Permits and shall do all things necessary to maintain the Permits in full force and effect but, subject to the provisions of Clause 6 hereof, Operator shall not drill any well on the Lands unless and until the parties have agreed to such drilling.

8.       GENERAL ACCOUNTING:

         (a) Subject to subclause (b) hereof, Operator shall initially pay and charge to the account of the parties all costs and expenses of whatsoever nature made or incurred with respect to any operations whatsoever on, maintenance of, and production from the Lands, and all such costs and expenses shall be borne by the parties in accordance with their respective participating interests, and the method of handling the accounting with respect thereto shall be in accordance with the provisions of the Accounting Procedure.

         (b) Any costs or expenses made or incurred pursuant to the provisions of Clause 6 hereof shall be borne solely by the party which made or incurred same pursuant to said provision, and all taxes based on or calculated on production of petroleum substances from the Lands shall be borne by that party which was entitled to said petroleum substances in the proportion in which it was entitled to same.

9.       ADVANCES:

         Operator may, at its option and from time to time, require both parties to advance their respective shares of the estimated costs and expenses of all operations of whatsoever nature carried out by Operator on behalf of the parties. If Operator elects to so require any advance it shall, during the first fifteen (15) days of any month, request in writing that Non-Operator advance its estimated share for the month of any costs and expenses authorized by agreement of the parties or otherwise permitted under Clause 5 herein, and if so requested Non-Operator shall pay its share of such estimated monthly costs and expenses within fifteen (15) days of receipt of the request from Operator.

         The accounts between the parties shall be adjusted to actual costs by Operator in the month's statement following the month in which the actual costs are ascertained.

10.      OPERATOR'S LIEN:

         Operator shall have a first and prior lien on all rights and the interest of Non-Operator in and to the Lands, the Permits and in any production obtained therefrom and the material and equipment thereon, and shall have a right of set-off against monies otherwise payable to Non-Operator pursuant to this Operating Procedure, to secure the payment by Non-Operator of any amounts owing by it to Operator pursuant to the terms of this Operating Procedure. If Non-Operator does not pay to Operator its share of such monies within thirty
(30) days after demand, Operator shall have the right to enforce payment thereof, together with interest thereon at Six (6%) percent per annum, in any manner in which it is entitled either pursuant to this Operating Procedure, or at law, or both. The lien and other rights herein granted to Operator shall be in addition to and not in substitution for any other rights or remedies Operator may have with respect to the non-payment of any amount owing by Non-Operator to Operator.

11.      OWNERSHIP OF PRODUCTION:

         (a) Each party shall own and, at its own expense, may take in kind and separately dispose of for its own account its proportionate share of all petroleum substances produced and saved from all wells operated on the Lands on behalf of the parties, subject, however, to deduction from each party's share of production its proportionate share (where applicable) of all lessors' and other royalties paid in kind and to the terms and provisions of the Permits and the Accounting Procedure and to the right of Operator to use such of the petroleum substances as may be required for the development and operation of the Lands on behalf of the parties and in preparing and treating such petroleum substances for marketing purposes, and exclusive of production unavoidably lost.

         (b) If Non-Operator at any time and from time to time fails to notify Operator of the arrangements it has made to take in kind or separately dispose of its proportionate share of production, Operator may purchase the Non-Operator's share of production at prices not less than the prevailing market price for products of like kind and quality, or sell the same to others at prices not less than those which Operator receives for its own share of production in an arm's length transaction for a monetary consideration to a purchaser other than an affiliate of the Operator. If Operator is itself purchasing Non-Operator's share of production, the right is revocable at will by written notice to Operator. If Operator is selling Non-Operator's proportionate share of production to others, the right is revocable by Non-Operator by giving written notice to be effective within a time not less than the period of notice which Operator must give in order to terminate its sale arrangements. In no event shall Operator enter into any sales contract with respect to Non-Operator's share of production which is for a period greater than that usually entered into in the area or for a period of one (1) year, whichever is the lesser.

         (c) If Operator purchases and/or sells the share of production to which Non-Operator is entitled as aforesaid, Operator shall deliver to Non-Operator, on or before the last day of each and every calendar month, a complete statement or statements properly verified, including Statutory Declarations if requested by Non-Operator, with respect to the quantity and kind of that portion of the petroleum substances produced and saved from the Lands during the previous calendar month attributable to the interest of Non-Operator. Operator shall, with each such statement, pay to Non-Operator the proceeds from the sale of Non-Operator's portion of such production subject to all deductions of royalties applicable thereto.

         (d) Any market available to Operator shall be shared by it with Non-Operator to the intent and purpose that Non-Operator shall not be obligated to store its participating interest in petroleum substances produced, except to the proportionate extent that petroleum substances produced are so stored for lack of market.

12.      PRE-COMMENCEMENT INFORMATION TO NON-OPERATOR:

         Prior to commencing any well on behalf of the parties, Operator shall furnish to Non-Operator:

         (a)      the  proposed  program  of  drilling,   coring,   logging  and
                  drillstem testing;

         (b)      particulars of the well location;

         (c)      well co-ordinates and surface elevations.

13.      DRILLING INFORMATION TO NON-OPERATOR:

         During the drilling of any well on behalf of the parties, Operator shall furnish to Non-Operator:

         (a) immediate written notice of commencement including Kelly Bushing elevations;

         (b)      daily drilling and geological reports;

         (c) if requested in writing, a complete set of washed samples of the cuttings of the formations penetrated;

         (d)      access to all cores taken;

         (e) immediate advice of any porous zones or showings of the petroleum substances encountered, and Non-Operator may have a representative present to witness and observe the test of any such porous zones or showings;

and complete access of Non-Operator's employees or agents, at Non-Operator's sole cost, risk and expense, to the well including derrick floor privileges.

14.      TESTING INFORMATION TO NON-OPERATOR:

         During the drilling of any well on behalf of the parties, Operator shall:

         (a)      test it in accordance with the proposed program;

         (b) make such further tests in accordance with good oilfield practice of any porous zones or showings of the petroleum substances encountered or indicated by any survey;

         (c) take representative mud samples and drillstem test fluid samples in order to obtain accurate resistivity mud filtrate and formation water readings and supply Non-Operator with all information relative thereto;

         (d) supply Non-Operator with copies of the drillstem test and service report on each drillstem test run, including copies of pressure charts.

15.      LOGGING INFORMATION TO NON-OPERATOR:

         During the drilling of any well on behalf of the parties and upon such well reaching the proposed depth, Operator shall run all log surveys agreed upon among the parties hereto, prior to the drilling of such well to provide the optimum evaluation possible of the horizons penetrated. In addition to the foregoing, Operator shall run such other logs as may be agreed upon among the parties subsequent to the drilling of any such well. Operator shall supply Non-Operator with copies as requested of each log so run.

16.      VELOCITY SURVEYS:

         (a) Operator, on its own behalf and at its own expense, in accordance with good oilfield and established modern and scientific practices, may run a velocity survey in any well drilled on behalf of the parties.

         (b) If Operator does not elect to run a velocity survey pursuant to subclause (a) hereof, Non-Operator, on its own behalf and at its own expense, including rig time and any other costs relating to such survey which would be in excess of normal drilling or operating costs, may run such survey with the written consent of Operator, and in so doing Non-Operator shall proceed in accordance with good oilfield and established modern and scientific practices.

         (c) If a velocity survey is run by Operator pursuant to subclause (a) or by Non-Operator pursuant to subclause (b) hereof, the party not bearing the costs of same may obtain a copy thereof, together with all basic non-interpretative geological and geophysical data (including check shots) obtained from the well in which such velocity survey is run, by paying to the other party one-eighth (1/8) of the costs thereof (which costs include rig time costs). The party running the velocity survey shall, notwithstanding Clause 33 hereof, have the exclusive right to trade and sell the results of the said velocity survey to any third party or parties. Any party which runs a velocity survey shall indemnify the other party to this Operating Procedure from and against all actions, causes of action, claims and demands for all loss, injury or damages such other party may incur or suffer by reason of the exercise of the rights herein granted.

17.      COMPLETION INFORMATION TO NON-OPERATOR:

         Upon the completion of any well drilled on behalf of the parties, Operator shall supply to Non-Operator:

         (a) copies as requested of any directional, temperature, caliper or other well surveys or oil, gas, water or other analyses made;

         (b) samples as requested of at least one (1) quart of water and/or petroleum substances other than natural gas recovered from each test if Operator does not make analyses of such water and/or petroleum substances other than natural gas;

         (c)      a complete summary of the drilling and completion;

         (d) written notice of the commencement of production of any of the petroleum substances;

         (e) all production information and other data relating to the completion of the well.

18.      ADDITIONAL TESTS:

         In addition to its rights in connection with velocity surveys, Non-Operator shall have the right at its sole cost, risk and expense to make any other test or survey in any well drilled by the Operator for the joint account, provided that Non-Operator shall not make any test or survey in any such well in the event that the hole is in unsatisfactory condition for such purposes as determined by the Operator and provided further that Non-Operator shall indemnify and save harmless the other party hereto from and against all loss, damage, or cost which such other party may incur or suffer by reason of Non-Operator exercising the rights herein granted.

19.      ACCOUNTS AND INFORMATION:

         Operator shall:

         (a) at all times keep true and correct books, records and accounts showing all operations carried on and the quantity and disposition of the petroleum substances taken from each well;

         (b) permit Non-Operator the right of access and to make copies at all reasonable times to any and all non-interpretative information, and any interpretative information charged to the joint account, pertaining to wells drilled, production secured, petroleum substances marketed [exploratory operations, seismic operations, development work] and any other operations conducted hereunder, and the books, records and vouchers relating to the operation of the Lands;

         (c) pay when they become due and payable all claims for wages or salaries for services rendered or performed and for materials supplied on, to or in respect of the Lands, or any work, works or operations thereon;

         (d) permit no liens of any nature whatsoever to remain registered or field against the Lands, the Permits, or any well thereon, unless there be a bona fide dispute respecting such claim or account;

         (e) permit no claims of, or dues to, or on behalf of the Workmen's Compensation Board to become in arrears.

20.      TESTING AND GAUGING:

         All sampling, testing, gauging, measuring and taking of gravities which may be required to be done in order to determine the gasoline content of gas, the gravity of oil, the amount of water content and the amount of any other foreign substances contained in any petroleum substances, or the qualities of any other substances shall be taken, done and performed by Operator by any method or process generally recognized in the industry where the work is to be done and is considered as reliable and in accordance with good oilfield practice.

21.      OPERATIONAL PRACTICES:

         Operator shall carry on all operations in a proper manner in accordance with good oilfield and established modern and scientific practices, with due skill and vigour, with good and sufficient equipment in accordance with the terms and provisions of the Permits and this Operating Procedure, and in compliance with all applicable laws, rules, orders and regulations but with reasonable allowances having regard to the adverse and unusual conditions encountered in operations in Arctic areas.

22.      INDEMNITY:

         (a) Each party who carries on any operations at its own risk and expense pursuant to this Operating Procedure shall and does hereby indemnify and save harmless the other party from and against oil actions, causes of action, suits, claims and demands by any person or persons whomsoever in respect of any loss, injury, damage or obligation to compensate arising out of or connected with such operations.

         (b) Operator shall be solely responsible for and shall and does hereby indemnify and save harmless Non-Operator from and against all actions, causes of action, suits, claims and demands by any person or persons whomsoever in respect of any loss, injury, damage or obligation to compensate to the extent of the risks against which Operator is required to cause to be carried insurance as provided in Clause 23 hereof, and within the limits of such insurance, except that if an insurer is financially unable to pay all or any portion of a valid claim, Operator shall be released from the indemnity and responsibility assumed by it under this subclause.

         (c) In addition to the provisions of subclause (b) hereof, Operator shall be solely liable for any loss or damage of whatsoever nature when such loss or damage is caused by Operator's gross negligence or willful misconduct, and in such event Operator shall indemnify and save harmless Non-Operator from and against all actions, causes of action, suits, claims and demands by any person or persons whomsoever in respect of any loss, injury, damage or obligation to compensate.

         (d) Except as provided in the foregoing provisions of this clause, all liabilities incurred by Operator in the carrying out of any operations pursuant to this Operating Procedure, whether contractual or tortious, shall be charged to the account of the parties and shall be borne by the parties in accordance with their respective participating interests.

23.      INSURANCE:

         (a) As to all operations hereunder, Operator shall, for the joint account of the parties, carry Workmen's Compensation Insurance meeting the requirements of law.

         (b) In conducting all operations hereunder, Operator shall comply with all laws respecting labour and all other applicable federal and territorial laws and applicable rules and regulations of federal and territorial governmental agencies having jurisdiction.

         (c) Operator shall, for the joint account of the parties, at all times during the term of this Operating Procedure maintain, and make a good faith attempt to have its contractors maintain, with a reputable insurance company or companies insurance of at least the kinds specified in subclause (d) hereto and within limits not less than those therein set forth.

         (d) The insurance referred to in this clause is as follows:

                  (i) Employer's liability insurance covering each employee engaged in the operations hereunder to the extent of $100,000.00 where such employee is not covered by Workmen's Compensation;

                  (ii) Public liability insurance covering all operations hereunder within limits of $300,000.00 for any one person injured or killed and $500,000.00 for two or more persons injured or killed in any one accident;

                  (iii) Property damage liability insurance covering all operations hereunder to the extent of $300,000.00 for damages to third parties resulting from any one accident, including damages to third parties resulting from fire or blowouts but excluding subsurface damage;

                  (iv) Automobile public liability insurance covering all automotive units engaged in the operations hereunder within limits of $300,000.00 for any one person killed or injured and $500,000.00 for two or more persons killed or injured in any one accident;

                  (v) Automobile property damage liability insurance covering all automotive units engaged in the operations hereunder up to the extent of $100,000.00 for damages resulting from any one accident.

         (e) Operator shall furnish Non-Operator with appropriate certificates of insurance, if requested, evidencing full compliance with the requirements outlined above. The policy and certificates shall include the Non-Operator as additional named insured. Non-Operator shall be provided with thirty (30) days advance written notice of cancellation or of any amendment or material change in the policies.

         (f) Each party which carries on any operations pursuant to this Operating Procedure shall maintain insurance to the limits not less than those set forth in subclause (d) hereof and shall include the other parties hereto as additional named insureds.

24.      ABANDONMENT OF WELLS:

         (a) If either party desires to abandon any well being drilled, deepened, reworked or operated pursuant to this Operating Procedure, or one which is suspended, it shall give to the other party written notice of same (hereinafter called "the abandonment notice"). The party not wishing to abandon shall, within forty-eight (48) hours of the receipt of the abandonment notice in the case of a well on which a drilling rig is located, and within thirty (30) days of the receipt of the abandonment notice in all other cases, notify the party wishing the abandon of its intention not to abandon, and shall, as soon as reasonably possible, tender to the party desiring to abandon a sum of money equal to the interest of the party desiring to abandon in the fair salvage value of all salvable materials and equipment attributable to the well, less the estimated cost of salvaging the same, such value determined in accordance with the provisions of the Accounting Procedure. Failure to respond to the abandonment notice shall be deemed an election to participate in the proposed abandonment.

         (b) Upon receipt of notice from the party not wishing to abandon, the abandoning party shall execute and deliver all necessary documents to convey to the party tendering such notice its entire interest in and to the said well and the casing and equipment therein, together with all of its rights in all future production therefrom which may be produced from the interval from which such well last produced, provided however it is specifically understood and agreed that such conveyance shall exclude production from such well of petroleum substances or any of them that are being produced, or that are capable of being produced, from any other well or wells, the production from which is attributable to any horizons or formations of that spacing unit on which the well subject to the abandonment notice is located.

         (c) Upon the execution and delivery of the conveyance by the abandoning party, the well and spacing unit covered thereby shall cease to be subject to this Operating Procedure and the abandoning party shall be released and discharged from all obligations thereafter accruing with respect to such well, but such conveyance shall not release the abandoning party from its proportionate share of any obligation or liability which ought to have been performed or may have accrued prior to such conveyance.

         (d) In the event both parties desire to abandon the well which is the subject of the abandonment notice, then Operator shall abandon such well, provided however that, where such well was drilled by one of the parties only, pursuant to provisions of Clause 6 hereof, then that party shall abandon such well.

25.      SURRENDER:

         (a) Either party may at any time and from time to time surrender its entire interest with respect to any portion or portions of the Lands by giving to the other party, at least sixty (60) days before the date for payment of rentals attributable to those portions of the Lands proposed to be surrendered or the accrual of any obligation thereon other than the obligation to pay royalties, a written notice (hereinafter called the "surrender notice"), which shall be duly executed and which shall specify the portions of the Lands proposed to be surrendered (which portions are hereinafter called the "surrendered rights"). It is specifically understood that the surrendered rights shall be of a size and dimension which the other party hereto can in turn surrender should it wish to do so.

         (b) If the party to whom the surrender notice is given fails to advise the party giving the notice, in writing, within twenty (20) days after receipt of the surrender notice, that it elects to join in the surrender of the surrendered rights, the party giving the surrender notice shall convey to the other party its entire interest in and to the surrendered rights, and the wells, equipment and material located thereon and attributable thereto, and thereupon the parties hereto shall do all things and complete and deliver all documents necessary to register the entire interest in the surrendered rights in the name of the party who did not elect to join in the surrender, and upon such conveyance "the Lands" shall be deemed to be amended so as to exclude therefrom the surrendered rights. If Panarctic is the surrendering party as to any Permit or lease or portion thereof, Panarctic will in addition to its obligations above insure at its expense that there are sufficient allowable expenditures, cash, rent or otherwise to maintain the properties in good standing for a period not less than one year from the date of conveyance. The party receiving such conveyance shall forthwith pay to Operator for credit to the account of the parties a sum equal to the fair salvage value of all recoverable material and equipment located upon and attributable to the surrendered rights less the estimated cost of salvaging, such value to be determined in accordance with the Accounting Procedure. Upon the execution and delivery of the conveyance by the surrendering party, the surrendering party shall be released and discharged from all obligations thereafter accruing with respect to the surrendered rights, but such conveyance shall not release the surrendering party from its proportionate share of any obligation or liability which ought to have been performed or may have accrued prior to the conveyance of the surrendered rights.

26.      CHANGE OF OPERATOR:

         (a) An Operator shall be discharged forthwith and its powers, rights and duties as Operator shall be terminated if, subject to clause 42 hereof:

                  (i)      it  dissolves,  becomes  bankrupt,   liquidates  or
                           terminates its corporate existence, or

                  (ii) it sells or otherwise disposes of a majority of its interest in the Lands other than to an affiliate corporation, or

                  (iii) having defaulted in the performance of any term or condition of this Operating Procedure, it fails to commence to remedy such default within fifteen (15) days after receipt of written notice from a Non-Operator and thereafter to diligently proceed to remedy such default.

         (b) Subject to subclause (a) hereof, an Operator may resign its duties as such after giving to Non-Operator six (6) months' written notice of its intention to resign.

         (c) At any time after an Operator  has acted in that  capacity  for two
(2) years, Non-Operator may, if dissatisfied with the manner in which Operator is performing its obligations hereunder, serve notice in writing on Operator, advising Operator of such dissatisfaction and set forth the terms and conditions under which it is prepared to operate the Lands, and which will be more efficient and beneficial to the parties hereto; or if the dissatisfaction results from uneconomical operations, then advising of the specific economies that it will effect as Operator. Unless within sixty (60) days after receipt of such notice Operator agrees in writing to operate the Lands subject to the same terms and conditions and to effect the same specific economies and in fact does so, then Operator shall be discharged and the party serving the notice shall become Operator. If the party serving the notice becomes Operator pursuant to this subclause then it shall operate the Lands on the same terms and conditions mentioned in the notice and with the specific economies described therein; and it shall not charge nor be entitled to any costs or reimbursement in respect of amounts spent by it on the subject of the specified economies except as set forth in the said notice. It is understood and agreed that the provisions of this subclause shall not be utilized by any party at intervals more frequent than at least two (2) years from any previous utilization of same.

         (d) If an Operator is discharged, the other party shall become Operator. If an Operator submits its resignation, the other party shall become Operator.

         (e) If at any time neither of the parties is able or willing to act as Operator pursuant to the foregoing, then the parties, on notice by either of them, shall meet together for the purpose of appointing an independent third party to operate the Lands. In the event the parties cannot reach agreement on an independent third party, then the party holding a majority in interest in the Permits shall appoint a third party to operate the Lands. Such third party shall operate the Lands on the terms and subject to the conditions as set forth in this Operating Procedure and on such further terms and conditions as may, in the opinion of the parties or the party holding a majority interest, as the case may be, be necessary for such operation.

         (f) Should any Operator for any cause cease to be Operator, its rights and interests in the Lands shall be unaffected thereby and it shall become Non-Operator herein and shall be thenceforth bound by the terms and provisions hereof as Non-Operator. Either party hereto becoming a successor Operator shall thereupon succeed to all the duties, powers, obligations, rights and authorities given to Operator herein with respect to all operations of every kind thereafter conducted on the Lands. In every case of a change of Operator, the proper adjustments in the accounts of parties shall be made as of the date of such change in order that no party shall suffer any penalty or loss as a result of such change. The outgoing Operator shall surrender possession of and deliver to a party hereto becoming new Operator the exclusive possession of the operating rights hereunder and all undistributed cash on hand, together with copies of all pertinent books of account and records of the operations and true copies of all documents, agreements or other papers relating thereto.

27.      LEASE SELECTION:

         (a) The parties shall consult at least sixty (60) days prior to the date upon which Petroleum and Natural Gas Leases may be selected from the lands and the parties agree that such lands shall remain in the Non-Lease stage for as long a period as possible. If the parties can agree on a Lease selection then such Lease selection shall be the Lease selection of the parties. If, however, the parties cannot agree as to the Leases to be selected to the full extent of the fifty (50%) percent of the initial area allowed under the Canada Oil and Gas Land Regulations, then those upon which agreement can be reached shall be selected and the balance up to the fifty (50%) percent limitation shall be selected, with each party designating Sections in an order determined by lot for the account of the parties.

         (b) In the event of disagreement as to a Lease selection, then if a party does not wish to select Leases to the full fifty (50%) percent areal extent referred to under subclause (a) above, those Leases upon which agreement can be reached will be selected and the party wishing to select the balance up to the fifty (50%) percent limitation may do so and such balance shall be held by such selecting party for its sole account and any lands comprised in such solely selected Leases shall be held by such party free and clear of any obligations under this Agreement.

         (c) Subclause (a) and (b) shall apply, mutatis mutandis, to the selection of the remaining fifty (50%) percent of Leases permissible, pursuant to Section 58 of the Canada Oil and Gas Land Regulations in conjunction with Canada Oil and Gas Land Order No. 1, as amended, or similar provisions from time to time in force.

         (d) It is understood that any lease acquired under this Clause 37 by either or both of the parties shall be subject to the Hembdt overriding royalty.

28.      RESTRICTIONS ON INDEPENDENT DRILLING:

         Notwithstanding anything to the contrary in this Operating Procedure, and in particular Clause 6 hereof, no party shall be entitled to drill a well on the Lands pursuant to the provisions of Clause 6 if at that time a well is being drilled on the Lands either as a joint operation of the parties or pursuant to the independent drilling provisions of Clause 6 hereof.

29.      TERM OF AGREEMENT:

         Except as otherwise herein provided, this Operating Procedure shall continue in full force and effect as long as any portion of the Lands is jointly owned by the parties hereto or at that later date (joint ownership continuing) all documents of title (and all renewals and extensions thereof) to the Lands have terminated and all wells on jointly owned Lands have been plugged or abandoned, all equipment thereon and therein salvaged, and final settlement of accounts had between the parties hereto.

30.      FORCE MAJEURE:

         The obligations of a party to this Operating Procedure shall be suspended and it shall not be liable for damages during the time and to the extent that such party is prevented from complying with its obligations hereunder in whole or in part by strikes, lockouts, acts of God or the Queen's enemies, war, laws, orders or regulations of governmental bodies or agencies, unavoidable accidents, delays in transportation, inclement weather, adverse terrain, failure of communications, inability to obtain necessary materials in the open market, or any other cause, except lack of finances, whether similar or dissimilar to those specifically enumerated, beyond the reasonable control of the party affected.

31.      RELATIONSHIP OF PARTIES:

         Except as otherwise in this Operating Procedure provided, where the parties hereto incur a liability to any other person, such liability shall not be joint or several but each party shall be separately liable to the other person for a portion of the total liability calculated in accordance with its participating interest. It is not the purpose of this Operating Procedure to create any partnership, mining partnership or joint venture relationship, and neither this Operating Procedure nor the operations hereunder shall be construed or considered as creating any such relationship. Any trust or fiduciary relationship which may be created by this Operating Procedure shall be limited only to matters directly related to those operations upon the Lands which are expressly provided for herein.

32.      CONFORMANCE WITH LAWS:

         This Operating Procedure and the respective rights and obligations of the parties hereunder shall be subject to all applicable laws, rules, regulations and orders, and in the event this Operating Procedure or any provision hereof is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any such law, rule, regulation or order, the latter shall be deemed to control and this Operating Procedure shall be regarded as modified accordingly, and as so modified shall continue in full force and effect.

33.      CONFIDENTIAL INFORMATION:

         All data and information of whatsoever nature acquired by the parties from any operations pursuant to this Operating Procedure or supplied by one party to the other pursuant hereto shall be for the sole and exclusive use and benefit of the parties unless the parties agree in writing to the dissemination of such information or unless a party is required to give such information to any recognized association within the petroleum industry, of which it is a member, that engages in the exchange of factual information relating to the type of operations contemplated by this Operating Procedure.

         Notwithstanding the foregoing, any party shall be at liberty, without the written consent of the other party, to release such data and information to

         (a) an affiliate corporation provided such affiliate corporation undertakes in writing with the other party hereto that the affiliate corporation shall treat such data and information in the strictest of confidence and shall not further disclose, or permit to be disclosed, such data and information to any other person, firm or corporation, or

         (b) to any nationally recognized lending institution or underwriting organization for the bona fide purpose of a proposed borrowing or sale of securities PROVIDED ALWAYS that any subsequent release of data and information or studies resulting therefrom shall be solely for the purpose of such lending or sale and shall be limited to the minimum required for that purpose, or

         (c) to any governmental authority when required by law. In no event shall information relating to wells drilled on a confidential basis to the parties, or either of them, be disclosed, or

         (d) to any of the parties (and their assigns) to a certain agreement between Panarctic Oils Ltd. and Tenneco Oils and Minerals Ltd., Columbia Gas System, Inc., Northern Natural Gas Company and Texas Eastern Transmission Corporation dated the first day of May, 1971 (hereinafter referred to as the "Tenneco Agreement"), or

         (e) to J. C. Sproule and Eric Connelly (and their assigns) pursuant to an Agreement between Panarctic and the said J. C. Sproule and Eric Connelly, respectively, both dated October 1st, 1967, or

         (f)      to a prospective purchaser of the interest of either party.

34.      FURTHER ASSURANCES:

         Each of the parties hereto shall at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Operating Procedure.

35.      OVERRIDING ROYALTIES:

         In the event the working interest of a party hereto is presently subject to other than the Hembdt royalty or may hereafter become subject to any overriding royalty, production payment or other burden and the same is not charged to the joint account of the parties, such royalty, payment or burden shall be borne by the party creating the same or against whom the same is enforced. Provided that if a party hereto shall conduct any operation or make any election as a result of which it becomes entitled to receive the working interest production otherwise belonging to the other party hereto, the party entitled to receive the working interest production of the non-participating party shall receive such production free and clear of all royalties, payments and burdens (other than those charged to the joint account as aforesaid) against such production which may have been created prior to or subsequent to this Operating Procedure and the party creating such royalties, payments or burdens shall save the party acquiring such interest harmless with respect to the receipt of such working interest production. The Hembdt royalty is to be charged to the joint account.

36.      ENCUMBRANCES:

         Subject to the terms of this Operating Procedure, each of the parties hereto covenants that it will not encumber or permit or cause to be encumbered in any way the Lands or the Permits without the written consent of the other party hereto being first had and obtained, except by means of instruments evidencing the bona fide loan of money to the encumbering party, and then only if such instrument is restricted to the interest of the encumbering party, and subject to the provisions of this Operating Procedure and all the rights and interests of the other party hereto.

37.      UNITED STATES TAX PROVISION:

         Notwithstanding any provisions herein that the rights and liabilities of the parties hereto are separate and not joint or collective or that this Operating Procedure and the operations hereunder shall not constitute a partnership, if for United States Federal Income Tax purposes this Operating Procedure and the operations hereunder are regarded as a partnership, then each of the parties hereto which is now or at any time shall become subject to United States Income Tax provisions hereby elects that it shall be excluded from the application of all of the provisions of Subchapter K of Chapter 1, Subtitle A, of the Internal Revenue Code of 1954, as permitted and authorized by Section 761 of the said Code and the Regulations promulgated thereunder. Operator is hereby authorized and directed to execute such evidence of this election as may be required by the Secretary of the Treasury of the United States, or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements and data required by the Code and applicable Regulations. Should there be any requirement that a party hereto provide further evidence of this election, each party hereto hereby agrees to execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election, PROVIDED ALWAYS that under no circumstances shall a party not subject to United States Income Tax be required to make its books and accounts available to United States authorities. Each party hereto further agrees not to give any notice or take any other action inconsistent with the election made hereby. In making this election, each of the parties hereto hereby states that the income derived from the operations under this Operating Procedure can be adequately determined without the computation of partnership taxable income. Any notices or information which a party hereto, not subject to United States Income Tax provisions, is required to provide pursuant to this Clause 37 shall be provided at the sole cost and expense of the party hereto who is subject to United States Income Tax provisions and on behalf of which the notices and information are provided.

38.      AREA OF COMMON INTEREST:

         Except as hereinafter in this Clause 38 expressly provided, if at any time prior to December 31st, l984, either party shall acquire directly or indirectly any interest of any nature or kind, beneficial or otherwise, in any permits or leases of or pertaining to oil and/or gas, including mineral or other substances produced in association with oil and/or gas, covering lands, any part of which is located in the area outlined in blue on the map attached hereto marked Schedule "D" to the Farmout Agreement (hereinafter called the "Acquiring Party"), it shall forthwith give notice in writing to the other party hereto of such acquisition to the extent only that such acquisition relates to the area located within the blue outline on Schedule "D" (hereinafter called the "Acquired Interest"), specifying the description of the lands and documents of title, extent of interest and the consideration paid or payable and the terms and conditions, if any, attached thereto (if the consideration is other than cash then a cash equivalent shall be specified) as well as any factual information which is then being withheld under Clause 6(1). The party receiving such notice shall have the right and option for a period of twenty (20) days thereafter within which to elect to acquire that portion of the Acquired
Interest which is equivalent to its participating interest at such time by paying to the Acquiring Party a like proportion of the consideration (or cash equivalent) paid for the Acquired Interest and assumption of a similar share of all obligations attached thereto. In the event that the party receiving such notice shall elect to acquire an interest in the Acquired Interest, then the lands covered by the Acquired Interest shall thereafter be included in and form part of the Lands and be subject to this Operating Procedure and shall be thereafter owned and operated by the parties hereto in accordance with and subject to all applicable terms and conditions of this Operating Procedure in the proportions of their respective interests therein. Each of the parties covenants and agrees to execute and deliver all such assignments, conveyances and other documents as may be necessary to vest title to the Acquired Interest in the parties to this Operating Procedure but if the party receiving such notice fails to exercise the aforesaid rights within the time stipulated, it shall thereafter have no right or interest whatsoever in the Acquired Interest or the lands covered thereby.

         The provisions of this Clause shall not apply to

         (a) any acreage located in the half grid corridors surrounding the Permits which is subject to a now existing after acquired provision between Farmee and third parties, or the Farmor, or

         (b) interests acquired by either party in any lands by virtue of the selection of leases pursuant to the provisions of this Operating Procedure, or

         (c) interests acquired in any lands by virtue of an assignment to either party pursuant to the provisions of Clause 24 or subclause II of Clause 6, or which are surrendered or assigned pursuant to the provisions of Clause 25.

39.      ALIENATION:

         (a) Either party may dispose of any interest hereunder, provided that no such disposition hereinabove referred to shall be effective to increase or multiply the obligations of the other party, whether as Operator or Non-Operator under this Operating Procedure, and any disposition made as aforesaid shall be subject to this express provision, and the disposing party and such third party shall enter into, execute and deliver any documents necessary to give effect to this provision and assume all the obligations attributable to the interest affected. The remaining party hereto shall not be bound to take notice of any such disposition until such documents are executed end delivered to it by the disposing party.

         (b) Subject to the foregoing, this Operating Procedure shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

40.      PARTITION:

         Each party to this Operating Procedure covenants by its execution hereof that it will not at any time while this Operating Procedure is in effect commence an action for partition of the ownership of the Lands or any interest therein which are or may become subject to this Operating Procedure unless both parties hereto concur in the partition thereof.

4l.      NOTICES AND ADDRESSES FOR SERVICE:

         The addresses for service hereunder of the parties hereto shall be as follows:
                              Panarctic Oils Ltd.,
                                  P.O. Box 190
                              703 - 6th Avenue S.W.
                               Calgary 2, Alberta

                         Canada Southern Petroleum Ltd.,
                    Fifth Floor, 505 Eighth Avenue Building,
                                Calgary, Alberta

Any party may from time to time change its address for service hereunder on written notice to the other party. Any notice may be served by personal delivery or by mailing the same by registered post, postage prepaid, in a properly addressed envelope addressed to the party to whom the notice is to be given at its address for service hereunder, and shall be deemed to be received seventy-two (72) hours after the mailing thereof in one of Her Majesty's Postal Stations in Canada, Saturdays, Sundays and statutory holidays excepted. Any notice may also be served by prepaid telegram addressed to the party to whom such notice is to be given at such party's stated address for service and any such notice so served shall be deemed to be given to and received by the addressee eighteen (18) hours after the time of delivery to the telegraph office, Saturdays, Sundays and statutory holidays excepted. Any notice may also be given by telephone to a responsible officer or employee during business hours, followed immediately by letter or telegram, and any notice so given shall be deemed to have been received as of the date and time of the telephoned notice.

42. Notwithstanding the provisions of clause 26 hereof, if Panarctic assigns interests in the Permits pursuant to the Tenneco Agreement to any of the other parties to such Agreement or their assigns, such assignment shall not be a sale of a majority of its interest in the lands as contemplated by clause 26 hereof.

                                  *************

                                   EXHIBIT "A"

THIS IS EXHIBIT "A" to an Operating Procedure entered into between PANARCTIC OILS LTD. and CANADA SOUTHERN PETROLEUM LTD.





                              ACCOUNTING PROCEDURE


                              I. GENERAL PROVISIONS

1.       Definitions

         "Joint property" shall mean the properties subject to the Operating Procedure to which this "Accounting Procedure" is attached.

         "Material" shall include equipment and supplies.

         "Operator" shall mean the Operator as defined in the Operating Procedure to which this "Accounting Procedure" is attached.

         "Non-Operator" shall mean any one or more of the parties to the Operating Procedure who are not the Operator.

2.       Statements and Billings

         The Operator shall bill Non-Operator either on or before the last day of each month for its share of charges and credits during the preceding month. Such bills will be accompanied by statements, as follows:

         (1)      Detailed   statement   of   material   ordinarily   considered
                  controllable by operators of oil and gas properties;

         (2) Statement of ordinary charges and credits to the joint account, summarized by appropriate classifications indicative of the nature thereof; and

         (3)      Detailed statement of any other charges and credits.

3.       Payments by Non-Operator

         Each Non-Operator shall pay all such bills within fifteen (15) days after receipt thereof. If payment is not made within such time, the unpaid balance may, at the Operator's option, and without further notice to the Non-Operator, bear interest at the rate of six (6%) percent per annum until paid.

4.       Advances

         Unless otherwise provided for in the Operating Procedure, the Operator may require the Non-Operator to advance its share of estimated cash outlay for the current month's operation.

5.       Adjustments

         Payment of any such bills shall not prejudice the right of Non-Operator to protest or question the correctness thereof. All statements rendered to Non-Operator by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period Non-Operator takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

         The  provisions  of  this  paragraph  shall  not  prevent   adjustments
         resulting  from  physical  inventory  of  materials  as provided for in
         Section VI, Inventories, hereof.

6.       Audits

         A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right at its sole cost and expense to audit Operator's accounts and records relating to the accounting hereunder for any calendar year within the twenty-four (24) month period following the end of such calendar year, provided, however, that Non-Operator must take written exception to and make claim upon the
         Operator for all discrepancies disclosed by said audit within said twenty-four (24) month period. Where there are two or more Non-Operators the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator.


                        II. EXPLORATION, DEVELOPMENT AND
                                OPERATING CHARGES

         Subject to limitations hereinafter prescribed, Operator shall charge the joint account with the cost of the following items:

1.       Rentals and Royalties

         All deposits, rentals, renewal and extension fees, payments in lieu of actual production (where applicable), and royalties, paid by Operator for the joint account.

2.       Labor

         A. Salaries and wages of Operator's employees directly engaged on the joint property in the exploration, development, maintenance and operation thereof including salaries and wages paid to technical employees such as geologists, engineers and other employees who are temporarily assigned to and located at and directly engaged on the joint property.

         B. Holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sub-paragraph 2 A and Paragraph 11 of this
                  Section II. Costs under this Sub-paragraph 2 B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of such salaries and wages. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

         C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's labor costs as provided under Sub-paragraphs 2 A, 2 B and Paragraph 11 of this Section II.

3.       Employee Benefits

         Operator's current cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost, provided that the total of such charges shall not exceed fifteen (l5%) percent of Operator's labor costs as provided under Sub-paragraphs A and B of Paragraph 2 of this Section II and in Paragraph 11 of this Section II.

4.       Material

         Material purchased or furnished by Operator, for use of the joint property. So far as it is reasonably practical and consistent with efficient and economical operation, only such material shall be purchased for or transferred to the joint property as required for immediate use, and the accumulation of surplus stocks shall be avoided.

5.       Transportation

         Transportation of personnel and material necessary for the exploration, development, maintenance, and operation of the joint property subject to the following limitations:

         A. When material is moved to the joint property, no charge shall be made to the joint account for a distance greater than the distance from the nearest practical supply store or railway or seaport receiving point where such material is available, except by agreement with Non-Operator.

         B. If surplus material is moved from the joint property to Operator's warehouse or other storage point, no charge shall be made to the joint account for a distance greater than the distance from the nearest practical supply store or railway receiving point to such warehouse or other storage point except by agreement with Non-Operator. No charge shall be made to the joint account for moving material to properties in which persons other than the parties hereto have an interest except by agreement with Non-Operator.

6.       Service

         A.       Outside Services:
                  The cost of contract services (including without limitation, professional consultants) and utilities procured from outside sources.

         B.       Use of Operator's Equipment and Facilities:
                  Use of and service by Operator's exclusively owned equipment and facilities as provided in Paragraph 5 of Section III, "Basis of Charges to Joint Account."

7.       Damages and Losses to Joint Property and Equipment

         Replacement or repair resulting from damages or losses incurred by fire, explosion, flood, storm or any other causes not controllable by Operator through the exercise of reasonable diligence. Operator shall furnish Non-Operator written notice of damage or loss howsoever caused as soon as practicable after report of the same has been received by Operator.

8.       Litigation, Judgments and Claims

         All costs and expenses of litigation, or legal services necessary or expedient for the protection of the joint interests, including attorney's fees and expenses, together with all judgments obtained against the parties or any of them and agreed settlements insofar as the same relate to the joint account or the subject matter of the Operating Procedure; actual expenses incurred by any party or parties hereto in securing evidence for the purpose of defending or prosecuting any action or claim or negotiating any settlement relating to the joint account or the subject matter of the Operating Procedure.

9.       Taxes

         All taxes, rates, levies and assessments of every kind and nature levied, assessed or imposed upon or in connection with the joint property or any part thereof, the production therefrom or the operation thereof, which shall have been paid by the Operator for the benefit of the parties hereto.

10.      Insurance

         Premiums paid for insurance required to be carried for the benefit of the joint account together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments, and other expenses, including legal services, not recovered from the insurer.

11.      Camp Expense

         The expense of operating and maintaining all necessary camps, housing facilities for employees and boarding employees, including salaries and wages relative thereto. When other operations are served by these facilities the expense, including depreciation or a fair monthly rental in lieu of depreciation, less any revenue therefrom, shall be prorated against all operations served on an equitable basis.

12.      District Expense and Administrative Overhead

         District  expense and  administrative  overhead on the following  fixed
         rate  basis   which   shall  be  in  lieu  of   district   expense  and
         administrative overhead as defined hereunder:

                  District expense, means the salaries and expenses of Operator's district superintendent and other general district and field employees serving the joint property, whose time is not allocated direct to the joint property and the cost of maintaining and operating a district office and sub-offices incurred in the development and operations on the joint property and other properties operated by Operator in the same locality.

                  Administrative overhead, means the expenses of all offices of the Operator, including the salaries or compensation and other expenses of personnel assigned thereto which are incurred in the exploration, development and operation of the joint property, except those expenses chargeable under paragraphs 2, 3 and 11 of this Section II.

         The fixed rate basis will be as follows:

                  (i)      [This paragraph was deleted.]

                  (ii) (a) A Management Fee of $50.00 per day for each drilling well, charges to commence on the date the well is spudded and terminate when the drilling or completion rig is released from the well except that if the drilling operations are suspended for a period of fifteen (15) or more consecutive days, no charge shall be made for any part of such period of suspension without approval of the Non-Operator.

                           (b) A Management Fee of $50.00 per day for costs incurred during the move-in and move-out periods, charges to commence the day the preparatory work begins and end when the move-out has been finalized, provided such charges shall not exceed $4,500.00 for the move-in and $4,500.00 for the move-out, and provided further that such charges shall only apply when a drilling rig, camp equipment, supplies etc. are being moved into or out of the joint property.

                  (iii) $50.00 per day Management Fee for seismic work commencing with the date of entry into the work area by the seismic party and ending on the date of departure from the work area by the seismic party.

                  (iv) For surface work (i.e. geological, surveying, etc.) and for gravity meter operations the sum of $15.00 per day Management Fee beginning on the date of entry into the work area by the party concerned and ending on the date of departure from the work area.

                  (v) A Management Fee for producing wells within a field at the following rate per well per month:

                                    First 5 wells          -       $225.00;
                                    Next 5 wells           -       $200.00;
                                    All wells over 10      -       $175.00.

                  (vi) It is specifically understood that the above rates shall apply only to the above mentioned operations and are not intended to cover the construction or operation of additional facilities such as, but not limited to, gasoline plants, compressor plants, salt water disposal facilities and similar installations. If such additional facilities are required a Management Fee will be negotiated between the Operator and the Non-Operator.

13. Application of Management Fees for Exploration Drilling, Development Drilling and Producing Wells

         A.       In  connection   with  the  Management  Fee  for   exploration
                  drilling, development drilling and producing wells, the status of wells shall be as follows:

                  (1) Each well which produces for any period during a month shall be deemed to have produced for the full month in determining the Management Fee applicable to producing wells.

                  (2) Injection wells for recovery operations, such as for repressure or water flood, shall be included in the Management Fee the same as producing oil wells.

                  (3)      Water  supply  wells   utilized  for  water  flooding
                           operations shall be included in the Management Fee the same as producing oil wells.

                  (4) Wells permanently shut down but on which plugging operations are deferred shall be dropped from the Management Fee at the time the shutdown is effective. When such wells are plugged, a Management Fee shall be charged at the drilling well rate during the time required for the plugging operation.

                  (5) Wells being plugged back, drilled deeper, or converted to a source or input well, shall be included in the Management Fee the same as drilling wells.

                  (6) Various wells may be shut down temporarily and later replaced on production. If and when a well is shut down and not produced or worked upon for a period of a full calendar month, it shall not be included in the Management Fee for such month; however, wells shut in by government regulatory body shall be included in the Management Fee only in the event the allowable production is transferred to other wells on the joint property.

                  (7) Gas wells shall be included in the Management Fee if directly connected to a permanent sales outlet even though temporarily shut in due to overproduction or failure of purchaser to take scheduled allowable.

                  (8) Wells completed in dual or multiple horizons shall be considered as one well for each such completion in the Management Fee whenever the production is segregated.

                  (9) Salt water disposal wells shall not be included in Management Fee as producing wells unless such wells are used in a secondary recovery program on the joint property.

         B. The Management Fee for exploration drilling, development drilling and producing wells shall be applied to the total number of wells operated under the Operating Procedure to which this accounting procedure is attached, irrespective of individual leases or permits.

14.      Warehouse Handling Charges

         All operating and maintenance costs of a jointly owned warehouse shall be for the joint account.

         A charge to cover the cost of handling material into and in the warehouse shall be assessed on new and used material furnished from the Operator's warehouse on the following basis:

         A. Two and one-half percent (2 1/2%) of the cost of tubular goods (2" and over) and major items such as tanks, separators, engines, etc.

         B.       Five percent (5%) of the cost of all other material.

15.      Other Expenditures

         Any other expenditures incurred by Operator for the necessary and proper development, exploration, maintenance, operation and abandonment of the joint property. Notwithstanding anything herein contained, no charge shall be made for any interest or financing charges incurred by the Operator, except where incurred with the consent of Non-Operator.

                              III. BASIS OF CHARGES
                                TO JOINT ACCOUNT

1.       Purchases

         Material purchased and all services procured shall be charged at the price paid by the Operator, after deduction of all discounts actually received.

2.       Material Furnished by Operator

         Material required for operations shall be purchased for direct charge to joint account whenever practicable, except that Operator may furnish such material from Operator's stocks under the following conditions:

         A.       New Material (Condition "A")

                  (1) New material transferred from Operator's warehouse or other properties shall be priced f.o.b. the nearest receiving point, at current replacement cost of the same kind of material. This will include material such as tanks, rigs, pumps, sucker rods, boilers, and engines. Tubular goods (2" and over) shall be charged on the basis of effective price at date of transfer and f.o.b. nearest receiving point.

                  (2) Other material shall be priced on the basis of a reputable supply company's preferential price list effective at date of transfer and f.o.b. the receiving point nearest the joint property where such material is available.

                  (3) Cash discount shall not be deducted in determining prices provided for in this Paragraph 2 of Section III.

         B.       Used Material (Condition "B" and "C")

                  (1) Material which is in sound and serviceable condition and is suitable for re-use without reconditioning shall be classed as Condition "B" and priced at 75% of current new price.

                  (2) Material which cannot be classified as Condition "B" but which,

                           (a)      After   reconditioning   will   be   further
                                    serviceable for original function as good secondhand material (Condition "B") or

                           (b) Is serviceable for original function but substantially not suitable for reconditioning, shall be classed as Condition "C" and priced at 50% of current new price.

                  (3) Tanks, derricks, buildings, and other material involving erection costs shall be charged at applicable percentage of dismantled current new price for similar materials.

                  (4) There may also be cases where some items of material, due to their unusual condition, should be fairly and equitably priced by Operator, subject to approval of Non-Operator.

                  (5) Current new price, wherever used in this sub-paragraph 2 B of this Section III shall be determined in accordance with sub-paragraph 2 A of this Section III.

3.       Premium Prices

         Whenever materials are not readily obtainable at the customary supply point and at prices specified in Paragraphs 1 and 2 of this Section III because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the joint account for the required materials on the basis of the Operator's direct cost and expense incurred in procuring such materials, in making it suitable for use, and in moving it to the location, provided, however, that notice in writing is furnished to Non-Operator of the proposed charge prior to billing the Non-Operator for the material acquired pursuant to this provision, whereupon Non-Operator shall have the right, by so electing and notifying Operator within forty-eight
         (48) hours after receiving notice from the Operator, to furnish in kind, or in tonnage as the parties may agree, at the location, nearest receiving point, or Operator's storage point within a comparable distance, all or part of his share of material suitable for use and acceptable to the Operator and shall furnish such new material within a reasonable period of time after making such election. Transportation costs on any such material furnished by Non-Operator, at any point other than at the location, shall be borne by such Non-Operator. If, pursuant to the provisions of this paragraph, any Non-Operator furnishes material in kind, the Operator shall make appropriate credits therefor to the account of said Non-Operator.

4.       Warranty of Material Furnished by Operator

         Operator does not warrant the material furnished beyond or back of the dealer's or manufacturer's guaranty or warranty; and in case of defective material, credit shall not be passed until adjustment has been received by Operator from the manufacturers or their agents.

5.       Operator's Exclusively Owned Facilities

         The following rates shall apply to services rendered by facilities and equipment owned exclusively by Operator, provided such rates are not in excess of current prevailing rates of like service and equipment available in the area where the joint property is located:

         A. Water service, gas and power, booster and compressor services, and other auxiliary services; cost of such services including operation, maintenance, insurance, taxes and allowance for depreciation.

         B. Automotive and aircraft equipment, at rates commensurate with cost of ownership and operation and in line with schedule adopted by Operator for use in his operations. Charges will be based on use in actual service on, or in connection with, the development, exploration operation and maintenance of the joint property.

         C. A fair rate shall be charged for the use of drilling, exploration and other machinery and equipment exclusively owned by Operator while used hereunder to cover maintenance, repairs, depreciation, for the service furnished the joint property; provided that such charges shall not exceed those currently prevailing in the field where the joint property is located.

         D. A fair rate shall be charged for laboratory services performed by Operator for the benefit of the joint account, such as gas, water, core and any other analyses and tests; provided such charges shall not exceed those currently prevailing if performed by outside service laboratories.

         E. Whenever requested, Operator shall inform Non-Operator in advance of the rates it proposes to charge.

                            IV. DISPOSAL OF MATERIAL

         The Operator shall be under no obligation to purchase interest of Non-Operator in surplus new or secondhand material. Tanks, buildings, and other major items shall not be removed by Operator from the joint property without the approval of Non-Operator. Operator shall not sell major items of material to an outside party without giving Non-Operator an opportunity either to purchase same at the price offered or to take Non-Operator's share in kind. Operator shall have the right to dispose of normal accumulations of junk and scrap material from the joint property.

1.       Material Purchased by Operator

         Material purchased by Operator shall be credited to the joint account and included in the monthly statement of operations for the month in which the material is removed from the joint property.

2.       Material Purchased by Non-Operator

         Material purchased by Non-Operator shall be invoiced by Operator and paid for by Non-Operator within fifteen (15) days following receipt of invoice. The Operator shall pass credit to the joint account and include the same in the monthly statement of operations.

3.       Division in Kind

         Division of material in kind, if made between Operator and Non-Operator, shall be in proportion to their respective interests in such material. Each party will thereupon be charged individually with the value of the material received or receivable by each party and corresponding credits will be made by the Operator to the joint account, and such credits shall appear in the monthly statement of operations.

4.       Sales to Outsiders

         Sales to outsiders of material from the joint property shall be credited by Operator to the joint account at the net amount collected by Operator from vendee. Any claims by vendee for defective material etc. shall be charged back to the joint account, if and when paid by Operator.

                    V. BASIS OF PRICING MATERIAL TRANSFERRED
                               FROM JOINT PROPERTY

         Jointly-owned material sold to either Operator or Non-Operator or divided in kind between them, unless otherwise agreed, shall be valued on the following basis of condition and price: (new price as used in the following sub-divisions shall have the same meaning and be computed on the same basis as the price for new material in Sub-paragraph 2 A of
         Section III hereof.)

1.       New Material

         New material (Condition "A") being new material purchased or procured for the joint property but never used thereon, at one hundred percent (100%) of current new price.

2.       Good Used Material

         Good used material (Condition "B"), being good serviceable material which is further usable without reconditioning:

         A. At 75% of current new price if material was charged to joint account as new, or

         B. At 75% of current new price less depreciation consistent with its usage on and service to the joint property, if material was originally charged to the joint property as secondhand at 75% of new price.

3.       Other Used Material

         Other used material (Condition "C"), being material which:

         A. After reconditioning will be further serviceable for original function as good secondhand material (Condition "B"), or

         B. Is serviceable for original function but substantially not suitable for reconditioning,

         at 50% of current new price.

4.       Bad Order Material

         Bad order material (Condition "D"), being material not further usable for its original function but for possible other service, at a value commensurate with its use.

5.       Junk

         Junk (Condition "E"), being obsolete and unserviceable material, at prevailing junk prices in the district.

6. There may also be cases where some items of material due to their unusual condition should be fairly and equitably priced by Operator subject to approval of Non-Operator.

                                 VI. INVENTORIES

1.       Periodic Inventories

         Periodic  inventories  of  material  which  is  ordinarily   considered
         controllable shall be taken by Operator at reasonable intervals but at least once in every five years.

2.       Notice

         Notice of  intention  to take  inventory  shall be given by Operator at
         least  thirty  days  before  any   inventory  is  to  begin,   so  that
         Non-Operator may be represented when any inventory is taken.

3.       Failure to be Represented

         Failure of Non-Operator to be represented at the physical inventory shall bind Non-Operator to accept the inventory taken by Operator, who shall in that event furnish Non-Operator with a copy thereof.

4.       Reconciliation of Inventory

         Reconciliation of inventory with charges to the joint account shall be made by each party at interest, and a list of overages and shortages shall be jointly determined by said parties.

5.       Adjustment of Inventory

         Inventory adjustments shall be made by Operator to the joint account for overages and shortages, but Operator shall be held accountable to Non-Operator only for shortages due to lack of reasonable diligence.

6.       Inventory Expenses

         The expense of more than one representative of the Operator, and more than one representative for all of the Non-Operators jointly, present at the taking of regular inventory, shall not be charged to the joint account.

7.       Special Inventories

         Non-Operator shall have the right at any time to request in writing the taking of a special inventory. The taking of such special inventory shall be commenced within thirty (30) days after the receipt of notice thereof. All expenses incurred by Operator in conducting any special inventory so requested shall be charged to the separate account of the requesting party.

                     VII. REVISIONS TO ACCOUNTING PROCEDURE

         The parties to the Operating Procedure acknowledge and agree that the purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Operating Procedure, it being the parties' intention that the Operator as such, should not profit by or suffer any losses by its operations as Operator; the parties also recognize that operations north of 70(degree) Latitude differ substantially from operations in more southerly locations and that at the date of negotiation of the terms and provisions of this Accounting Procedure there is comparatively little knowledge or experience in the conduct of operations in the area in which the joint property is located. Accordingly the parties to the Operating Procedure agree that notwithstanding the provisions of that Clause of the Operating Procedure entitled "Change of Operator" (which Clause shall remain in full force and effect but shall not be or be deemed to be a limitation or restriction on the provisions of this
         Section VII), this Accounting Procedure shall be subject to review and possible revision from time to time but only in the manner hereinafter provided for.

         If in practice the charges, rates, and/or other terms and provisions (whether similar or dissimilar) of this Accounting Procedure are found to be insufficient or excessive then any party hereto may serve upon the other parties hereto, at any time during the calendar month of January in any calendar year, a notice setting forth the specific revisions to the Accounting Procedure requested by it, whereupon the parties shall meet together, at the instigation of any of them, during the following calendar month of February and in good faith endeavor to agree on such revisions as may be necessary to remedy such insufficiency or excess and to establish the effective date of such revisions, which effective date may be retroactive.

         In the event the parties cannot reach agreement within the said calendar month of February then Operator shall during the following calendar month of March serve upon the other parties notice of such specific revisions to this Accounting Procedure, together with a suggested effective date of such revisions (which effective date may be retroactive to a date not earlier than January 1st of the preceding calendar year) which it is prepared to accept, or in the alternative that it does not desire any revisions, and, unless one or more of the other parties serves a notice of objection on all other parties within fifteen (15) days of receipt of the notice from the Operator, this
         Accounting Procedure shall be and be deemed to be revised or not revised, as the case may be, in accordance with the Operator's notice, and any revisions shall be effective on that date so specified in the Operator's notice. In the event a Non-Operator files a notice of objection as to either the specific revisions or the effective date, or both, the matter shall be submitted to arbitration in accordance with the provisions of the Arbitration Act of the Province of Alberta (in the event the parties cannot reach agreement on a single arbitrator, each shall appoint an arbitrator and those arbitrators so appointed shall appoint a third) for the purpose of reaching a decision as to the most equitable revision, if any, required to this Accounting Procedure and to establish the most equitable effective date thereof (which effective date may be retroactive to a date not earlier than January 1st of the preceding calendar year) provided always that only those items or matters specifically contained in the notices of the parties, including the Operator, served in accordance with all of the foregoing provisions of this Section VII, shall be considered in such arbitration.

         Any revisions made to this Accounting Procedure shall continue in full force and effect and be applicable as, of and from the effective date thereof as established in accordance with the foregoing and this Accounting Procedure shall be and be deemed to be amended accordingly.

                                 THIS IS SCHEDULE "C" to Agreement made as of the 28th day of January 1972 between Panarctic Oils Ltd. (herein called "Panarctic") and Canada Southern Petroleum Ltd. (herein called "Canada Southern")



                           CARRIED INTEREST PROCEDURE

         In the event that the Farmor exercises its right to convert its working interest in any Block or Blocks to a net carried interest pursuant to the provisions of the said Farmout Agreement, then this Carried Interest Procedure shall be and be deemed to be an agreement entered into between Panarctic and the Farmor and each of them shall be bound by all of the terms, covenants and conditions hereof as fully and effectively as if named herein as a party and if executed by it.

1.       INTERPRETATION:

         (a) In this Carried Interest Procedure, this Clause, the foregoing, and any Schedules attached hereto or incorporated herein by reference, unless the context otherwise requires:

                  (i) "Farmout Agreement" means the Agreement to which this Carried Interest Procedure is annexed as Schedule "C".

                  (ii) "Operating Procedure" means Schedule "B" to the Farmout Agreement.

                  (iii) "Block" means those Lands having the same block Roman numeral designation, described or referred to in Schedule "A" to the Farmout Agreement, PROVIDED HOWEVER that where no such block designation is provided for therein, then all of the Lands contained in Schedule "A" to the Farmout Agreement shall constitute a Block.

                  (iv) "Lands" means the lands, and lands under water, including the geological formations thereunder, made subject to this Carried Interest Procedure pursuant to the provisions of the Farmout Agreement and also includes the petroleum substances within such lands or formations.

                  (v) "Permits" means the petroleum and natural gas permits and leases, together with any leases issued out of such permits, made subject to this Carried Interest Procedure pursuant to the provisions of the Farmout Agreement, but only insofar as such documents demise the Lands.

                  (vi) "petroleum substances" means the substances to be granted to the holder of the Permits pursuant thereto but only insofar and to the extent the same are granted by the Permits.

                  (vii) "Carried Interest Owner" means the party to this Carried Interest Procedure other than Panarctic.

                  (viii) "affiliate corporation", "completion costs", "drilling costs", "operating costs" and "spacing unit" shall have the meanings assigned to those words or phrases respectively in Clause 1 of the Operating Procedure.

                  (ix) "gross proceeds of production" shall mean the amount actually received by Panarctic in an arms-length transaction for a monetary consideration to a purchaser other than an affiliate of Panarctic, in the absence of which it shall mean the gross proceeds which Panarctic would have received for the production if sold at the prevailing market price as defined in the Operating Procedure.

         (b) The headings of the Clauses of this Carried Interest Procedure are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

         (c) Wherever the plural or masculine or neuter is used in this Carried Interest Procedure, the same shall be construed as meaning the singular or feminine or body politic or corporate and vice versa where the context so requires.

         (d) If any term or condition of this Carried Interest Procedure conflicts with a term or condition of the Permits, then such term or condition in the Permits shall prevail and this Carried Interest Procedure shall be deemed to be modified accordingly.

2.       EXTENT OF NET CARRIED INTEREST:

         The percentage of net carried interest of the Carried Interest Owner in a Block or Blocks held by it pursuant to this Carried Interest Procedure shall be THIRTY (30%) percent, subject to the terms and conditions of this Carried Interest Procedure and, to the extent that the same are incorporated herein or applicable hereto, the terms and conditions of the Operating Procedure.

3.       EFFECT ON WORKING INTEREST OF PANARCTIC OF CONVERSION:

         Upon the exercise by the Carried Interest Owner of its right to convert its interest in a Block or Blocks from a working interest to a net carried interest, the working interest of Panarctic in such Block or Blocks, which it would otherwise have earned pursuant to the Farmout Agreement, shall be increased to One Hundred (100%) percent and thereupon the entire working interest held by Panarctic in such Block or Blocks shall be subject to the net carried interest herein provided for.

4.       PAYMENTS TO CARRIED INTEREST OWNER:

         After Panarctic shall have recovered out of the gross proceeds of production of petroleum substances produced, saved or deemed to be produced and saved and marketed from any Block, together with the salvage of all recoverable material and equipment from such Block (hereinafter collectively referred to as "gross proceeds of production") an amount equal to the total of all costs and expenses incurred by it on or with respect to such Block after the effective date of this Carried Interest Procedure, including without limitation drilling costs, completion costs, operating costs, and all other expenditures set forth in the Accounting Procedure (but excluding any amounts which form any portion of the total expenditures required to be made by Panarctic to earn its interest in any of the Lands described in Schedule "A" to the Farmout Agreement) it shall pay to the Carried Interest Owner in each calendar month thereafter a share of the net proceeds of production of petroleum substances produced, saved and marketed from such Block for such month equal to the percentage of its net carried interest in such Block, as determined in accordance with Clause 3 hereof. In calculating such net proceeds of production in any month, there shall be deducted from the gross proceeds of production the operating costs relating to such Block and all wells located thereon, in accordance with the Accounting Procedure. If at any time after the commencement of payments to the Carried Interest Owner on any Block as aforesaid,

         (a) Panarctic makes additional expenditures on such Block for drilling costs, completion costs, operating costs and/or other amounts set forth in the Accounting Procedure, or

         (b) the monthly operating costs exceed the monthly gross proceeds of production, it shall be entitled to recover the amount thereof out of the gross proceeds of production from such Block before commencing to make payments again to the Carried Interest Owner as aforesaid, and so on from time to time.

5.       APPLICATION OF OPERATING PROCEDURE:

         Subject to the specific provisions of this Carried Interest Procedure, all of the provisions of the Operating Procedure shall apply mutatis mutandis between the parties hereto and be deemed to be incorporated herein except to the extent that any such terms and conditions are inconsistent with the specific provisions and intent of this Carried Interest Procedure and generally accepted understandings in the industry of a net carried interest, and the Carried Interest Owner shall have the same rights as a Non-Operator and Panarctic shall have the same rights as the Operator under such applicable provisions of the Operating Procedure. In particular, but not so as to restrict the generality or the foregoing, the Carried Interest Owner shall be entitled to the same information and statements furnished by the Operator to a Non-Operator under the Operating Procedure and all operations shall be carried on by Panarctic in the same manner as operations are to be carried on under the provisions of the Operating Procedure.

         Notwithstanding anything to the contrary, expressed or implied above or in the Operating Procedure,

         (a) Panarctic shall have the sole and exclusive control and management of the development and operation of the said Lands and shall not require the consent of the Carried Interest Owner to any such development or operation, drilling or otherwise, or to the expenditure of monies thereon;

         (b) Panarctic agrees to advance or obtain the advancement of all monies for the conduct of operations on the said Lands such that no monies need be advanced by the Carried Interest Owner;

         (c) the Carried Interest Owner's entire interest in the operations conducted on the said Lands, while subject to this Carried Interest Procedure, the equipment pertaining thereto, and the petroleum substances produced therefrom shall be the percentage of the net carried interest in net proceeds of production of petroleum substances produced, saved and marketed as provided for above;

         (d) under the provisions of the Clause in the Operating Procedure entitled "Area of Common Interest", the interest entitled to be acquired by any party shall be the participating interest of that party as set out in the Operating Procedure and, if acquired, the provisions of the Operating Procedure shall apply thereto;

         (e) the Carried Interest Owner shall have no rights under the provisions of the Clause of the Operating Procedure entitled "Independent Drilling and Deepening".

6.       EFFECTIVE DATE:

         The effective date of this Carried Interest Procedure shall be the effective date of the exercise of conversion rights, as provided for in the Farmout Agreement.

7.       INTEREST IN PERMITS:

         The Carried Interest Owner shall have an interest in the Permits and Lands subjected to this Carried Interest Procedure of the kind described in, and subject to the terms and conditions of, this Carried Interest Procedure.

8.       TERM OF AGREEMENT:

         This Carried Interest Procedure shall continue in full force and effect so long as any portion of the Lands is subject to this Carried Interest Procedure.

9.       ENUREMENT:

         This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         Agreement 1-1-75

         Canada Southern and/or its assigns shall have the right from time to time Block by Block to revert from a 30% net C.I. position to a 30% W.I. position in two stages with no interest so converted to be less than 1/6th of the 30% C.I. The following procedure shall apply to such conversion mutatis mutandis.

10.      CONVERSION TO WORKING INTEREST:

         (a) At any time when Panarctic has recovered from the gross proceeds of production from any Block all costs and expenses made by it on such Block, as hereinbefore provided in clause 4 (or at any date prior thereto if the Carried Interest Owner pays to Panarctic an amount equal to thirty 30% percent of all such costs and expenses incurred to that date by Panarctic on such Block and which have not been recovered by Panarctic as above provided for) the Carried Interest Owner may elect to convert its net carried interest in such Block to an undivided Thirty (30%) percent working interest. Such election may be made by notice in writing served upon Panarctic in the manner provided in the Operating Procedure.

                  Thereafter all the provisions of the Operating Procedure shall apply and the participating interests of the parties shall be adjusted accordingly and the provisions of this Carried Interest Procedure shall no longer apply with respect to such Block. After converting its net carried interest to a working interest, as in this clause 10 provided, the Carried Interest Owner shall have no further right of conversion and its interest shall remain as a working interest.

         (b) [Replaced by new clause giving C.S. right to sell & commit products except for 42 sections in Permit #2719.]